     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 20, 1998

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            ------------------------
                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------
                            GULFMARK OFFSHORE, INC.
             (Exact name of registrant as specified in its charter)

              DELAWARE                                 4499                                76-0526032
   (State or other jurisdiction of         (Primary Standard Industrial                 (I.R.S. Employer
   incorporation or organization)            Classification Code No.)                  Identification No.)

                          5 POST OAK PARK, SUITE 1170
                              HOUSTON, TEXAS 77027
                                 (713) 963-9522
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                            ------------------------
                                FRANK R. PIERCE
                            EXECUTIVE VICE PRESIDENT
                            GULFMARK OFFSHORE, INC.
                          5 POST OAK PARK, SUITE 1170
                              HOUSTON, TEXAS 77027
                                 (713) 963-9522
  (Address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

                             W. GARNEY GRIGGS, ESQ.
                            GRIGGS & HARRISON, P.C.
                           1301 MCKINNEY, SUITE 3200
                           HOUSTON, TEXAS 77010-3033
                                 (713) 651-0600
                            ------------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
                                                            PROPOSED            PROPOSED
                                                             MAXIMUM             MAXIMUM
                                         AMOUNT             OFFERING            AGGREGATE           AMOUNT OF
TITLE OF EACH CLASS OF                    TO BE             PRICE PER           OFFERING          REGISTRATION
SECURITIES TO BE REGISTERED            REGISTERED            UNIT(1)            PRICE(2)               FEE
------------------------------------------------------------------------------------------------------------------
8 3/4% Senior Notes due 2008......    $130,000,000             98%            $127,400,000           $37,583
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------

(1) Pursuant to Rule 457(f) under the Securities Act of 1933, the registration fee has been calculated based on the average of the bid price of 97.75% and the ask price of 98.25% in the PORTAL market on July 14, 1998, of the 8 3/4% Senior Notes due 2008 of the Company for which the securities registered hereby will be exchanged.

(2) Estimated solely for the purpose of calculating the registration fee.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

     This Registration Statement covers the registration of an aggregate principal amount of $130,000,000 of 8 3/4% Senior Notes due 2008 (the "Exchange Notes") of GulfMark Offshore, Inc. that may be exchanged (the "Exchange Offer") for equal principal amounts of the Company's outstanding 8 3/4% Senior Notes due 2008 (the "Old Notes"). This Registration Statement also covers the registration of the Exchange Notes for resale by Lehman Brothers Inc. in market-making transactions. The complete Prospectus relating to the Exchange Offer (the "Exchange Offer Prospectus") follows immediately after this explanatory note. Following the Exchange Offer Prospectus are certain pages of the Prospectus relating solely to such market-making transactions by Lehman Brothers Inc. (the "Market-Making Prospectus"), including alternate front and back cover pages, a section entitled "Risk Factors -- Trading Market for the Exchange Notes" to be used in lieu of the sections entitled "Risk Factors -- Absence of Public Market for the Exchange Notes" and alternate sections entitled "Use of Proceeds," "Selling Securityholder" and "Plan of Distribution." In addition, the Market-Making Prospectus will not include the following captions (or the information set forth under such captions) in the Exchange Offer Prospectus:
"Prospectus Summary -- Summary of Terms of the Exchange Offer," "Risk
Factors -- Consequences of Failure to Exchange," "Private Placement," "The Exchange Offer" and "Certain Federal Income Tax Considerations." All other sections of the Exchange Offer Prospectus will be included in the Market-Making Prospectus.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED JULY 20, 1998
PROSPECTUS

                            GULFMARK OFFSHORE, INC.
                               OFFER TO EXCHANGE
                          8 3/4% SENIOR NOTES DUE 2008
                FOR ALL OUTSTANDING 8 3/4% SENIOR NOTES DUE 2008
                          ---------------------------

         THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M. NEW YORK CITY TIME
                    ON              , 1998, UNLESS EXTENDED
                          ---------------------------
          [GULFMARK OFFSHORE LOGO]

     GulfMark Offshore, Inc., a Delaware corporation (the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal, to exchange $1,000 principal amount of its 8 3/4% Senior Notes Due 2008, (the "Exchange Notes"), in a transaction registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement (as defined herein) of which this Prospectus constitutes a part, for each $1,000 principal amount of the outstanding 8 3/4% Senior Notes due 2008 (the "Old Notes"), of which $130,000,000 aggregate principal amount is outstanding (the "Exchange Offer"). The Exchange Notes and the Old Notes are sometimes referred to herein collectively as the "Notes."

     The Notes will be general unsecured obligations of the Company and will be pari passu in right of payment with all existing and future unsecured senior Indebtedness (as defined herein) of the Company, which may include certain borrowings under the New Credit Facility (as defined herein), and senior to all future subordinated indebtedness of the Company. The Company conducts its operations solely through its Subsidiaries (as defined herein) and, accordingly, the Notes will be effectively subordinated to (i) all future secured obligations of the Company to the extent of the assets securing such obligations and (ii) all existing and future indebtedness and other obligations of the Company's Subsidiaries and trade payables incurred in the ordinary course of business. Under certain circumstances, the Company's payment obligations under the Notes may in the future be jointly and severally guaranteed on a senior unsecured basis by one or more of the Company's Subsidiaries. See "Description of the Notes." As of March 31, 1998, on a pro forma basis, after giving effect to the Offering (as defined herein) and the application of the net proceeds therefrom, and excluding borrowings that are available under the New Credit Facility, the Company (exclusive of its Subsidiaries) would have had no Indebtedness outstanding other than the Notes, and the Company's Subsidiaries would have had Indebtedness of $0.6 million outstanding. See "Prospectus Summary -- The Private Placement" and "Description of Other Indebtedness -- New Credit Facility."

     The Company will accept for exchange any and all Old Notes that are validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the date
the Exchange Offer expires, which will be             , 1998 unless the Exchange
Offer is extended (the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the business day before the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to the terms and provisions of the Registration Rights Agreement (as defined herein). See "The Exchange Offer." Old Notes may be tendered only in denominations of $1,000 and integral multiples thereof. The Company has agreed to pay the expenses of the Exchange Offer. There will be no cash proceeds to the Company from the Exchange Offer. See "Use of Proceeds."

     The Exchange Notes will be obligations of the Company entitled to the benefits of the Indenture (as defined herein) relating to the Notes. The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the Old Notes, except that (i) the offering of the Exchange Notes has been registered under the Securities Act, (ii) the Exchange Notes will not be subject to transfer restrictions and (iii) the Exchange Notes will not be entitled to registration or other rights under the Registration Rights Agreement for payment of Liquidated Damages (as defined in the Registration Rights Agreement (as defined herein)) upon failure by the Company to consummate the Exchange Offer or the occurrence of certain other events. Following the Exchange Offer, any holders of Old Notes will continue to be subject to the existing restrictions on transfer thereof and, as a general matter, the Company will not have any further obligation to such holders to provide for registration under the Securities Act of transfers of the Old Notes held by them. To the extent that Old Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered and tendered but unaccepted Old Notes could be adversely affected. See "Risk Factors -- Consequences of Failure to Exchange" and "The Exchange Offer -- General."

     The Old Notes were sold by the Company on June 8, 1998, to Lehman Brothers Inc., Chase Securities Inc., Jefferies & Company, Inc. and The Robinson-Humphrey Company (the "Initial Purchasers") in transactions not registered under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act (the "Offering"). The Initial Purchasers placed the Old Notes with qualified institutional buyers (as defined in Rule 144A under the Securities Act) ("Qualified Institutional Buyers" or "QIBs"), each of whom agreed to comply with certain transfer restrictions and other restrictions. Accordingly, the Old Notes may not be reoffered, resold or otherwise transferred in the United States unless such transaction is registered under the Securities Act or an applicable exemption from the registration requirements of the Securities Act is available. The Exchange Notes are being offered hereby in order to satisfy the obligations of the Company under the Registration Rights Agreement among the Company and the Initial Purchasers dated as of June 8, 1998 relating to the Old Notes (the "Registration Rights Agreement").

                                                        (Continued on next page)
                          ---------------------------
    FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE NOTES, SEE "RISK FACTORS," BEGINNING ON PAGE 14.
                          ---------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
         ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.

                  THE DATE OF THIS PROSPECTUS IS JULY   , 1998

     The Exchange Notes will bear interest at a rate of 8 3/4% per annum, payable semi-annually on June 1 and December 1 of each year, commencing December 1, 1998. Holders of Exchange Notes of record on November 15, 1998, will receive on December 1, 1998, an interest payment in an amount equal to (x) the accrued interest on such Exchange Notes from the date of issuance thereof to December 1, 1998, plus (y) the accrued interest on the previously held Old Notes from the date of issuance of such Old Notes (June 8, 1998) to the date of exchange thereof. Interest will not be paid on Old Notes that are accepted for exchange. The Notes mature on June 1, 2008.

     The Old Notes were initially represented by one global note in registered, global form without interest coupons (the "Old Global Note") registered in the name of Cede & Co., as nominee for The Depository Trust Company (the "Depositary"), as depositary. The Exchange Notes exchanged for Old Notes represented by the Old Global Note will also be initially represented by one global note in registered, global form without interest coupons (the "Exchange Global Note") registered in the name of Cede & Co. as nominee for the Depositary. See "Description of the Notes -- Book-Entry; Delivery and Form." The Old Global Note and the Exchange Global Note are sometimes referred to herein collectively as the "Global Notes."

     Based on interpretations of the Securities Act by the staff of the Securities and Exchange Commission (the "Commission"), Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) a broker-dealer who purchased such Old Notes directly from the Company for resale pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an "affiliate" (within the meaning of Rule 405 of the Securities Act) of the Company), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the Exchange Notes in its ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the Notes. Holders of Old Notes wishing to accept the Exchange Offer must represent to the Company that such conditions have been met.

     Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must agree that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the date the Registration Statement has been declared effective by the Commission, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

     The Exchange Notes will be a new issue of securities for which there currently is no market. The Company does not intend to list the Notes on any national securities exchange or to seek admission thereof to trading on the Nasdaq National Market. Although the Initial Purchasers have informed the Company that they currently intend to make a market in the Exchange Notes, they are not obligated to do so, and any such market making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development, liquidity or maintenance of any market for the Exchange Notes on any securities exchange. See "Risk Factors -- Absence of a Public Market for the Exchange Notes."

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and the regional offices of the Commission at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 7 World Trade Center, New York, New York 10048. Copies of such material can also be obtained by writing to the Commission's Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such reports, proxy and information statements and other information concerning the Company can also be inspected and copied at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C., on which the Company's common stock is traded.

     This Prospectus constitutes part of a registration statement on Form S-4 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") filed by the Company with the Commission under the Securities Act. This Prospectus omits certain of the information set forth in the Registration Statement. Reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the securities offered hereby. Statements contained herein concerning the provisions of contracts or other documents are not necessarily complete, and each statement is qualified in its entirety by reference to the copy of the applicable contract or other document filed with the Commission. Copies of the Registration Statement and the exhibits thereto are on file at the offices of the Commission and may be obtained upon payment of the fee prescribed by the Commission, or may be examined without charge at the public reference facilities of the Commission described above.
                             ---------------------

     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM GULFMARK OFFSHORE, INC., 5 POST OAK PARK, SUITE 1170, HOUSTON, TEXAS 77027,
ATTENTION: FRANK R. PIERCE, EXECUTIVE VICE PRESIDENT (713) 963-9522. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE
                 , 1998. SEE "INCORPORATION BY REFERENCE."
                             ---------------------

     THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

                           FORWARD-LOOKING STATEMENTS

     This Prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. Such forward-looking statements typically include words or phrases such as "anticipate," "estimate," "projects," "believes," and words or phrases of similar import. Such statements are subject to certain risks, uncertainties and assumptions, including without limitation those set forth in the "Risk Factors" section. All statements other than statements of historical fact included in this Prospectus, including without limitation the statements under the captions "Summary," "Risk Factors," "The Company," and elsewhere herein regarding GulfMark's financial position and liquidity, its strategic alternatives, future capital needs, exploration, development and production activities of the oil and natural gas industry, business strategies, and other plans and objectives of management of the Company for future operations and activities, are forward-looking statements. These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to risks and uncertainties, including the risk factors discussed above, general economic and business conditions, the business opportunities that may be presented to and pursued by the Company, changes in law or regulations and other factors, many of which are beyond the control of the Company. Although GulfMark believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Prospective investors are therefore cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. Important factors that could cause actual results to differ materially from the Company's expectations ("Cautionary Statements") are disclosed in this Prospectus, including, without limitation, in conjunction with the forward-looking statements included in this Prospectus and under "Risk Factors." All subsequent written forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and Consolidated Financial Statements (including the notes thereto) included or incorporated by reference elsewhere in this Prospectus. Unless the context otherwise indicates, references in this Prospectus to the "Company" or "GulfMark" shall mean, for dates and periods after April 30, 1997, GulfMark Offshore, Inc. and its subsidiaries and, for dates and periods prior to April 30, 1997, GulfMark International, Inc. and its subsidiaries. See "The Company." Prospective investors should carefully consider the information set forth under the heading "Risk Factors." See "Glossary" for the definition of certain industry terminology used herein.

                                  THE COMPANY

OVERVIEW

     GulfMark provides marine support and transportation services to companies involved in the offshore exploration and production of oil and natural gas. The Company's vessels provide various services, including the transportation of materials, supplies and personnel, and the positioning of drilling structures, that support the construction and ongoing operation of offshore oil and natural gas facilities and drilling rigs (collectively "Offshore Marine Services"). The majority of the Company's operations are conducted in the North Sea and the balance are conducted in Southeast Asia and offshore Brazil. After giving effect for the Brovig Acquisition (as defined herein), the Company generated $29.8 million of pro forma EBITDA for the 12 months ended December 31, 1997. See
"-- Summary of Historical Condensed Consolidated Financial and Other Data."

     The size, diversity and technologically advanced nature of GulfMark's fleet enables it to provide offshore exploration and production operators with a broad range of Offshore Marine Services in several key markets. The Company's fleet has grown in size and capability from an original 11 vessels acquired in late 1990 to 34 vessels as of March 31, 1998, through strategic acquisitions and new construction of technologically advanced vessels. Twenty-seven vessels in GulfMark's fleet are owned, two vessels are bareboat chartered, and five vessels are managed by the Company. The Company believes its fleet is among the youngest in the industry, with an average age of 14 years. Excluding the six vessels acquired by the Company from Maritime (Pte), Limited in August 1996, all of the Company's owned vessels have been built or substantially refurbished since 1984.

     The Company's North Sea fleet is comprised of vessels with a wide range of technological capabilities and sizes. This fleet is heavily oriented toward supply vessels, which tend to work in the more stable industry sub-segments of platform supply and field development. The average age of the Company's North Sea fleet is just over ten years.

     On March 7, 1998, GulfMark took delivery of its most modern, technologically sophisticated vessel to date, the Highland Rover, a modified and extended (236(#)) UT 755 platform supply vessel. The Company also acquired five vessels as part of the Brovig Acquisition during the first quarter of 1998. See "-- Recent Developments." As a result of the delivery of the Highland Rover and the Brovig Acquisition, the Company's fleet includes four owned UT 755s, the Highland Rover, the Highland Drummer, the North Challenger, and the Highland Piper, each built and delivered since 1996. These four vessels are currently under contract in the North Sea.

     The Company's Southeast Asia fleet consists of vessels that can individually provide the greatest functional flexibility for the varied needs of this geographically diverse region. Substantially all of the Company's vessels in the Southeast Asia fleet have sufficient anchor handling and towing capability to compete for work in areas such as Indonesia, where drilling and production support are major users of offshore support vessels. Additionally, the vessels are attractive as supply vessels in locales such as Thailand and Malaysia because of their combination of on-deck and below-deck capacities and relatively high horsepower.

     The Company plans to add six newly built vessels to the fleet during the balance of 1998 and six additional newbuilds in 1999. Three of those 12 new vessels will be owned by the Company. The Company has commenced construction in the United Kingdom to complete an unfinished vessel hull (the "Gallant Project"). The Company currently intends to complete the vessel as a multi-purpose support vessel for the floating production, storage and offloading ("FPSO") market, although it still has the capacity and flexibility to complete the vessel as a platform supply vessel ("PSV"). The Company anticipates that delivery of the Gallant Project will occur in October 1998. The Company believes that the comparatively low hull acquisition and completion cost (estimated at $16.0 million, excluding capitalized interest), and the 1998 delivery of the Gallant Project should provide the Company with a significant competitive advantage in serving the rapidly growing FPSO market. In addition, two large PSVs are currently under construction for the Company by Bender Shipbuilding and Repair Co., Inc. ("Bender") in Mobile, Alabama. These vessels will be able to operate in harsher climates and deeper water environments than traditional supply vessels built in the U.S. for use in the Gulf of Mexico. The two Bender vessels are scheduled for delivery in early and mid 1999, respectively, at an estimated cost, excluding capitalized interest, of $11.0 million each. The Company has an option with Bender to construct two additional vessels of similar design, which, if such option is exercised, could be available in 2000.

     The financial performance of the Company reflects both the growth of its fleet and strong demand in its primary markets. GulfMark's average day rate for its owned North Sea PSVs for the quarter ended March 31, 1998 was $10,511 per day, compared to $9,575 per day for the quarter ended March 31, 1997. The average day rate for its Southeast Asia fleet was $4,771 per day for the quarter ended March 31, 1998 compared to $3,538 per day for the quarter ended March 31, 1997. The Company's owned vessels operating in the North Sea accounted for 70.6% of the Company's vessel earnings (revenues less direct costs) in the quarter ended March 31, 1998. The Company expects this percentage to increase as a result of the Brovig Acquisition and the delivery of the Highland Rover.

     The Company is a Delaware corporation with principal executive offices located at 5 Post Oak Park, Suite 1170, Houston, Texas 77027-3414, and its telephone number at that address is (713) 963-9522.

BUSINESS STRATEGY

     GulfMark's goal is to enhance its position as a premier supplier of Offshore Marine Services in international markets. The Company's strategy is to profitably increase revenues and enhance shareholder value by (i) developing and maintaining a large, diversified and technologically sophisticated fleet, (ii) focusing on attractive international markets and (iii) managing its risk profile through a balance of long-term and short-term charters. The Company believes this strategy, coupled with an emphasis on providing dependable, high quality services, will produce higher vessel utilization rates, relatively stable growth rates and returns on investments that are superior to those of the Company's competitors.

  Developing and Maintaining a Large, Diversified and Technologically Advanced Fleet

     The Company regularly upgrades its fleet to improve capability, reliability and customer satisfaction. The Company also seeks to take advantage of attractive opportunities to acquire or build new vessels to expand its fleet. With the delivery of the Highland Rover and the other planned 1998 and 1999 fleet additions, the Company will own and/or operate nine of the fourteen UT 755 design PSVs currently in service or on order worldwide. The UT 755 is a technologically sophisticated design the Company helped introduce in the North Sea with the construction of the Highland Piper and Highland Drummer, two of the first three UT 755s built (in 1996 and 1997, respectively). The design has been favorably received by the market and is now gaining wide acceptance.

  Focusing on Attractive International Markets

     GulfMark has elected to focus its current operations in the North Sea, Southeast Asia and Brazil markets because the Company believes there are lower levels of competition, higher barriers to entry, lower volatility of day rates and greater potential for increasing day rates in those markets than in other markets, such as in the

Gulf of Mexico. Furthermore, the Company's operating experience in these markets has enabled it to anticipate and profitably respond to trends in these markets, such as the increasing demand for multi-function vessels met by the Company's addition of UT 705s and UT 755s in its North Sea fleet. In addition, the Company has the capacity, under appropriate market conditions, to alter the geographic focus of its operations to a limited degree by shifting vessels between its existing markets and by entering new ones as they develop economically and become more profitable.

     North Sea. Historically, this market has been the most demanding of all oil and natural gas exploration frontiers due to harsh weather, erratic sea conditions, significant water depths and long sailing distances. Exploration and production operators in the North Sea market are typically large and well capitalized entities (such as major oil companies and state-owned oil companies), in large part because of the significant financial commitment required for projects in this market. North Sea projects require comparatively long planning horizons, and while still large compared to projects in other markets, are becoming smaller in scale and greater in number due to the reduction in breakeven economics encouraged by advancing technology. Consequently, vessel demand in the North Sea tends to be relatively steady and less susceptible to abrupt swings than vessel demand in other regions. The Company's management has been active in this market since the mid-1970s.

     Southeast Asia. Vessel requirements in this fragmented market are trending towards higher quality, younger vessels as local certification standards have generally become more demanding. As a result, vessel requirements in Southeast Asia are now generally similar to the requirements in the Gulf of Mexico. However, varying weather conditions (such as annual monsoons) and long distances between supply centers and delivery locations demand more versatile vessel designs than those used in the Gulf of Mexico. The Company believes that vessel demand in this market will remain strong and potentially improve further as a function of the number of major exploration and production projects currently in the planning stages and the reliable supply of stable foreign currency generated for the region's economies by the production of hydrocarbons. The Company's management has been involved in Offshore Marine Services activities in this market since the mid-1970s, and the Company maintains long-standing business relationships with a number of local companies.

     Brazil. Vessel requirements in this market are similar to those of the North Sea due to the harsh operating environment. In addition, this market is expected to expand at a rapid rate due to the privatization of Petroleo Brasiliero S.A. ("Petrobras"), the Brazilian national oil company, and the potential grant of concessions of Brazil's offshore acreage to international oil companies. The Company's Brazil fleet currently consists of one vessel, the Seapower, which has been operating in this market since 1995 and is currently under charter to Petrobras through May 1999. Following its delivery in mid-1998, the Leopard Bay will operate in this market under a three-year contract with Petrobras. The Company believes that both its current vessel and the planned vessel additions in 1998 and 1999 are well-suited to this market. The Company expects that it will expand its presence in this market going forward.

  Managing Its Risk Profile Through a Balance of Long-Term and Short-Term
Charters

     The Company seeks to balance its portfolio of charters with both long-term charters, which provide a significant degree of cash flow certainty, and short-term charters and sharing arrangements, which provide the opportunity to benefit when day rates are increasing. The Company utilizes its many years of operating experience to apply this strategy within the markets in which it operates. Approximately 63% of the Company's revenues for the first three months of 1998 were derived from charters that will continue until at least the fourth quarter of 1998. These contracts are typically associated with the Company's newer vessels, predominantly in the North Sea. Moreover, certain of these contracts include extension options. As of March 31, 1998, the Company estimates that it will have $56.6 million and $39.2 million of revenues under such contracts in 1999 and 2000, respectively, assuming that the options are exercised.

     The Company has also selectively employed sharing arrangements with its customers to enhance its profitability on longer term charters. These innovative charters provide the Company and its customers the opportunity to benefit from rising charter rates by subchartering the contracted vessels to third parties at prevailing market rates during any downtime in the customers' operations. If the subcharter rate is below the original charter rate, the customer remains obligated for the contracted rate shortfall. However, if the subcharter rate is higher than the original charter rate, the Company and the customer share the additional revenues. These arrangements permit both the customer and the Company to benefit from improving market conditions and reduce any disincentive to customers from entering into longer term charters by minimizing down time costs.

RECENT DEVELOPMENTS

  The Brovig Acquisition

     In February 1998, the Company acquired substantially all of Brovig Supply ASA (renamed Gulf Offshore Norge AS) ("Brovig"), at the time a Norwegian-owned, publicly traded company(the "Brovig Acquisition"). The Company completed the Brovig Acquisition in March 1998. Brovig was formed through a spin-off from its former parent on July 1, 1997 in connection with a new tax regime for ship-owning companies in Norway. The Brovig fleet consists of four large PSVs, including a UT 755 (the North Challenger) delivered in December 1997, and one large anchor handling, towing and supply ("AHTS") vessel. All of these vessels are currently operating in the North Sea. Four of the vessels are under charters with expiration dates ranging from February 1999 to May 2000, and one vessel has recently been awarded a construction support contract at premium rates for summer 1998. The purchase consideration for the Brovig Acquisition was approximately $73.0 million, including the assumption of approximately NOK 277 million ($37.4 million) of indebtedness.

  Delivery of the Highland Rover

     On March 7, 1998, the Company took delivery of the Highland Rover, a modified, extended UT 755 PSV. The UT 755 is a technologically sophisticated design that has been favorably received by the market and is now gaining wide acceptance. Additionally, with increasing demand for use of subsea remotely operated vehicles ("ROVs"), vessels such as the Highland Rover, with its specialized "moon pool" ROV launching arrangement, are expected to be especially attractive because they provide customers with increased launch certainty in harsh and unpredictable weather, such as that experienced in the North Sea. Upon delivery, the Company paid the balance of the construction cost, 93.4 million Norwegian Kroner ("NOK") (or $14.0 million), with additional borrowings under an existing credit facility. The Highland Rover was immediately employed under a three-year charter at an attractive rate with a marine contractor.

  New Credit Facility

     The Company applied the net proceeds of the Offering to repay in full the amounts owing at the time of the closing of the Offering under each of its then-existing credit facilities and such facilities have since been terminated. See "-- The Private Placement." In place of these multiple facilities, on June 8, 1998 the Company entered into a single multicurrency revolving loan agreement (the "New Credit Facility"), initially in an aggregate principal amount of $50.0 million and potentially up to an aggregate principal amount of $75.0 million. The New Credit Facility is available to provide financing for future acquisitions, working capital and other general corporate purposes. See "Description of Other Indebtedness -- New Credit Facility."

  Sale of Interest in SeaMark Ltd.

     On July 8, 1998 the Company sold for $3 million in cash, its interest in its 51% owned joint venture, SeaMark Ltd., which operated two bareboat chartered vessels in Southeast Asia. Gain from the transaction is expected to approximate the proceeds of sale and will be included in the Company's results for the quarter ended September 30, 1998.

                             THE PRIVATE PLACEMENT

     The Old Notes were sold by the Company on June 8, 1998 to the Initial Purchasers and were thereupon offered and sold by the Initial Purchasers only to certain Qualified Institutional Buyers. Of the $125.7 million net proceeds received by the Company in connection with the sale of the Old Notes, $119.6 million was used to repay in full amounts owing at the time of the closing of the Offering under each of the Company's then-existing credit facilities. The remaining $6.1 million of such net proceeds will be used for general corporate purposes, including a portion of the capital expenditures associated with vessels currently under construction. As of March 31, 1998, on a pro forma basis, after giving effect to the Offering and the application of the net proceeds as just described, and excluding borrowings that are available under the New Credit Facility, the Company (exclusive of its Subsidiaries) would have had no Indebtedness outstanding other than the Notes, and the Company's Subsidiaries would have had Indebtedness of $0.6 million outstanding. See "Capitalization."

                     SUMMARY OF TERMS OF THE EXCHANGE OFFER

     The Exchange Offer relates to the exchange of up to $130,000,000 aggregate principal amount of Exchange Notes for up to an equal aggregate principal amount of Old Notes. The Exchange Notes will be obligations of the Company entitled to the benefits of the Indenture. The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the Old Notes, except that (i) the offering of the Exchange Notes has been registered under the Securities Act, (ii) the Exchange Notes will not be subject to transfer restrictions and (iii) the Exchange Notes will not be entitled to registration or other rights under the Registration Rights Agreement including the provision in the Registration Rights Agreement for payment of Liquidated Damages upon failure by the Company to consummate the Exchange Offer or the occurrence of certain other events. See "Description of the Notes." Capitalized terms followed by the parenthetical "(as defined)" and not defined herein will have the meanings given them in the Indenture.

REGISTRATION RIGHTS
AGREEMENT..................  The Old Notes were sold by the Company on June 8,
                             1998 to the Initial Purchasers pursuant to a Purchase Agreement, dated June 2, 1998 (the "Purchase Agreement"). Pursuant to the Purchase Agreement, the Company and the Initial Purchasers entered into the Registration Rights Agreement which, among other things, grants the holders of the Old Notes certain exchange and registration rights. The Exchange Offer is intended to satisfy certain obligations of the Company under the Registration Rights Agreement.

THE EXCHANGE OFFER.........  $1,000 principal amount of Exchange Notes will be issued in exchange for each $1,000 principal amount of Old Notes validly tendered and accepted pursuant to the Exchange Offer. As of the date hereof, $130,000,000 in aggregate principal amount of Old Notes are outstanding. The Company will issue the Exchange Notes to tendering holders of Old Notes promptly following the Expiration Date. The terms of the Exchange Notes are identical in all material respects to the Old Notes except for certain transfer restrictions and registration rights relating to the Old Notes.

                             No federal or state regulatory requirements must be complied with or approval obtained in connection with the Exchange Offer, other than the registration requirements under the Securities Act.

RESALE.....................  Based on existing interpretations of the Securities
                             Act by the staff of the Commission set forth in several no-action letters to third parties, and subject to the immediately following sentence, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by holder thereof (other than (i) a broker-dealer who purchased such Old Notes directly from the Company for resale pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an "affiliate" (within the meaning of Rule 405 of the Securities Act) of the Company), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the Exchange Notes in its ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes. However, any purchaser of Notes who is an affiliate of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Notes, or any broker-dealer who purchased the Old Notes from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act,

                             (i) will not be able to rely on the interpretations by the staff of the Commission set forth in the above-mentioned no-action letters, and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Notes unless such sale or transfer is made pursuant to an exemption from such requirements. The Company does not intend to seek its own no-action letter and there is no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Notes as it has in such no-action letters to third parties. See "The Exchange Offer -- General" and "Plan of Distribution." Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Registration Statement has been declared effective by the Commission, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

EXPIRATION DATE............  5:00 p.m., New York City time, on August   , 1998,
                             unless the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended. See "The Exchange Offer -- Expiration
                             Date; Extensions; Amendments."

ACCRUED INTEREST ON THE
  EXCHANGE NOTES AND THE
  OLD NOTES................  The Exchange Notes will bear interest at a rate of
                             8 3/4% per annum, payable semiannually on June 1 and December 1 of each year, commencing December 1, 1998. Holders of Exchange Notes of record on November 15, 1998 will receive on December 1, 1998, an interest payment in an amount equal to (i) the accrued interest on such Exchange Notes from the date of issuance thereof to December 1, 1998, plus
                             (ii) the accrued interest on the previously held Old Notes from the date of issuance of such Old Notes (June 8, 1998) to the date of exchange thereof. Interest will not be paid on Old Notes that are accepted for exchange. The Notes mature on June 1, 2008.

PROCEDURES FOR TENDERING
OLD NOTES..................  Each holder of Old Notes wishing to accept the
                             Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Old Notes to be exchanged and any other required documentation, to State Street Bank and Trust Company, as Exchange Agent, at the address set forth herein and therein or effect a tender of Old Notes pursuant to the procedures for book-entry transfer as provided for herein and therein. By executing the Letter of Transmittal, each holder will represent to the Company that, among other things, the Exchange Notes acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is the holder, that neither the holder nor any such other person has any arrangement or understanding with any person to participate in the distribution of such Exchange Notes and that neither the holder nor any such other person is an "affiliate," as defined in rule 405 under the Securities Act, of the Company. See "The Exchange Offer -- Procedures for Tendering."

                             Following consummation of the Exchange Offer, holders of Old Notes not tendered as a general matter will not have any further registration rights, and the Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the Old Notes could be adversely affected. See "Risk Factors -- Absence of Public Market for the Exchange Notes" and "-- Consequences of Failure to Exchange" and "The Exchange Offer -- Consequences of Failure to Exchange."

SPECIAL PROCEDURES FOR
BENEFICIAL OWNERS..........  Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on his behalf. If such beneficial owner wishes to tender on his own behalf, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering his Old Notes, either (a) make appropriate arrangements to register ownership of the Old Notes in such holder's name or (b) obtain a properly completed bond power from the registered holder or endorsed certificates representing the Old Notes to be tendered. The transfer of record ownership may take considerable time, and completion of such transfer prior to the Expiration Date may not be possible. See "The Exchange
                             Offer -- Procedures for Tendering."

GUARANTEED DELIVERY
PROCEDURES.................  Holders of Old Notes who wish to tender their Old
                             Notes and whose Old Notes are not immediately available, or who cannot deliver their Old Notes (or complete the procedure for book-entry transfer) and deliver a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date may tender their Old Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer -- Guaranteed Delivery Procedures."

WITHDRAWAL RIGHTS..........  Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m. New York City Time on the business day before the Expiration Date by furnishing a written or facsimile transmission notice of withdrawal to the Exchange Agent containing the information set forth in "The Exchange Offer -- Withdrawal of Tenders."

ACCEPTANCE OF OLD NOTES AND
  DELIVERY OF EXCHANGE
  NOTES....................  The Company will accept for exchange any and all
                             Old Notes that are properly tendered, and not timely withdrawn, in the Exchange Offer prior to the Expiration Date. See "The Exchange
                             Offer -- Procedures for

                             Tendering." The Exchange Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date.

EXCHANGE AGENT.............  State Street Bank and Trust Company, the Trustee
                             under the Indenture, is serving as exchange agent (the "Exchange Agent") in connection with the Exchange Offer. The overnight courier and hand delivery address for the Exchange Agent is State Street Bank and Trust Company, Corporate Trust Department, Fourth Floor, Two International Place, Boston, Massachusetts 02110, and the mailing address is State Street Bank and Trust Company, Corporate Trust Department, P.O. Box 778, Boston, Massachusetts 02102-0078. For assistance and requests for additional copies of this Prospectus, the Letter of Transmittal or the Notice of Guaranteed Delivery, the telephone number for the Exchange Agent is (617) 664-5456, and the facsimile number for the Exchange Agent is (617) 664-5739. See "The Exchange Offer -- The Exchange Agent."

EFFECT ON HOLDERS OF OLD
NOTES......................  Holders of Old Notes who do not tender their Old
                             Notes in the Exchange Offer will continue to hold their Old Notes and will be entitled to all the rights and limitations applicable thereto under the Indenture. All untendered, and tendered but unaccepted, Old Notes will continue to be subject to the restrictions on transfer provided for in the Old Notes and the Indenture. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the Old Notes could be adversely affected. See "Risk Factors -- Consequences of Exchange and Failure to Exchange."

CERTAIN TAX CONSEQUENCES...  The exchange pursuant to the Exchange Offer will generally not be a taxable event for federal income tax purposes. See "Certain Federal Income Tax Considerations."

USE OF PROCEEDS............  There will be no cash proceeds payable to the
                             Company from the issuance of the Exchange Notes pursuant to the Exchange Offer. See "Use of Proceeds." For a discussion of the use of the net proceeds received by the Company from the sale of the Old Notes, see "Private Placement."

     See "The Exchange Offer" for more detailed information concerning the terms of the Exchange Offer.

                 TERMS OF THE OLD NOTES AND THE EXCHANGE NOTES

SECURITIES OFFERED.........  $130,000,000 aggregate principal amount of 8 3/4%
                             Senior Notes due 2008.

MATURITY DATE..............  June 1, 2008.

INTEREST PAYMENT DATES.....  June 1 and December 1 commencing December 1, 1998.

MANDATORY REDEMPTION.......  The Company will not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

OPTIONAL REDEMPTION........  The Notes will be redeemable at the option of the
                             Company, in whole or in part, at any time on or after June 1, 2003, at the redemption prices set forth herein, plus accrued and unpaid interest and, in the case of the Old Notes only, Liquidated Damages, if any, to the date of redemption. In addition, on or before June 1, 2001, the Company may, at its option, redeem up to 35% of the aggregate outstanding principal amount of the Notes at a redemption price of 108.75% of the principal amount thereof, in each case, plus accrued and unpaid interest and, in the case of the Old Notes only, Liquidated Damages, if any, through the redemption date, with the net proceeds of one or more underwritten public offerings of common stock of the Company, provided at least 65% of the original aggregate principal amount of the Notes shall remain outstanding after the occurrence of such redemption. See "Description of the Notes -- Optional Redemption."

CHANGE OF CONTROL..........  In the event of a Change of Control, each holder of the Notes will have the right, at the holder's option, to require the Company to purchase such holder's Notes, in whole or in part, at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and, in the case of the Old Notes only, Liquidated Damages, if any, to the date of purchase. See "Description of the Notes -- Repurchase at the Option of Holders."

RANKING....................  The Notes will be general unsecured obligations of the Company and will be pari passu in right of payment to all existing and future senior Indebtedness, including all obligations of the Company under the New Credit Facility. The Company conducts its operations solely through its subsidiaries and, accordingly, the Notes will be effectively subordinated to all existing and future Indebtedness and other liabilities of its subsidiaries. As of March 31, 1998, after giving pro forma effect to the Offering and the application of the net proceeds therefrom, and excluding borrowings that are available under the New Credit Facility, the Company (exclusive of its Subsidiaries) would have had no Indebtedness outstanding other than the Notes, and the Company's Subsidiaries would have had Indebtedness of approximately $0.6 million outstanding. See "Prospectus Summary -- The Private Placement," "Capitalization" and "Description of the
                             Notes -- General."

SUBSIDIARY GUARANTEES......  Under certain circumstances, the Company's payment obligations under the Notes may in the future be jointly and severally guaranteed on a senior unsecured basis by one or more of the Company's Subsidiaries. See "Description of the
                             Notes -- Subsidiary Guarantees."

CERTAIN COVENANTS..........  The Indenture pursuant to which the Notes will be issued (the "Indenture") contains certain covenants that, among other things, limit the ability of the Company and the Company's Subsidiaries to (i) incur additional indebtedness, (ii) pay dividends or make certain other re-stricted payments, (iii) enter into transactions with affiliates, (iv) create certain liens, (v) make certain asset dispositions and (vi) merge or consolidate with, or transfer substantially all of its assets to, another person. The Indenture also limits the ability of the Company's Subsidiaries to issue preferred stock and to create restrictions on the ability of such Subsidiaries to pay dividends or make any other distributions. In addition, the Company is obligated, under certain circumstances, to offer to purchase the Notes with the net cash proceeds of certain sales and other dispositions of assets at a purchase price of 101% of the principal amount of the Notes, plus accrued and unpaid interest and, in the case of the Old Notes only, Liquidated Damages, if any, to the date of purchase. See "Description of the
                             Notes -- Repurchase at the Option of Holders" and "-- Certain Covenants."

EXCHANGE OFFER,
REGISTRATION RIGHTS........  Pursuant to the Registration Rights Agreement, the
                             Company agreed (i) to file a registration statement (the "Exchange Offer Registration Statement") with respect to the Exchange Offer to exchange the Old Notes for Exchange Notes within 60 days after the date of the original issuance of the Old Notes (which was June 8, 1998) and (ii) to use their best efforts to cause such registration statement to become effective within 150 days after such issue date. The Registration Statement of which this Prospectus is a part constitutes such Exchange Offer Registration Statement. If (i) the Exchange Offer is not permitted by applicable law or (ii) any holder of the Notes notifies the Company that
                             (A) it is prohibited by law or policy of the Commission from participating in the Exchange Offer, (B) it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales or (C) it is a broker-dealer and owns Notes acquired directly from the Company or an affiliate of the Company, the Company will use its best efforts to cause to become effective a shelf registration statement (the "Shelf Registration Statement") to cover resales of the Notes by the holders thereof. If the Company fails to satisfy these registration obligations within prescribed time periods, it may be required to pay Liquidated Damages to holders of Old Notes under certain circumstances. See "Description of the
                             Notes -- Registration Rights; Liquidated Damages."

TRANSFER RESTRICTIONS......  Following the Exchange Offer, any Old Notes not
                             exchanged for Exchange Notes will continue to be subject to the existing restrictions on transfers thereof and may not be offered or sold within the U.S. or to, or for the benefit of, U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. See "The Exchange Offer -- Consequences of Failure to Exchange." The Exchange Notes would, in general, be freely tradable after the Exchange Offer. See "Exchange Offer."

                                  RISK FACTORS

     For a discussion of certain risk factors that should be considered in connection with an investment in the Notes, see "Risk Factors."

     SUMMARY OF HISTORICAL CONDENSED CONSOLIDATED FINANCIAL AND OTHER DATA

     The summary historical financial information presented below under Operating Data, for each of the three years in the period ended December 31, 1997, has been derived from the historical consolidated financial statements of the Company, which have been audited by Arthur Andersen LLP, independent auditors. The historical information for the three months ended March 31, 1997 and 1998 is unaudited. The unaudited historical information is taken from unaudited financial statements that include all adjustments, which are of a normal recurring nature, which the Company considers necessary for a fair presentation of the results of operations for these periods. Operating results for the three months ended March 31, 1998 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1998. The information presented should be read together with "Selected Consolidated Financial Data" and the Consolidated Financial Statements including the notes thereto incorporated by reference in this Prospectus. The Consolidated Financial Statements included in this Prospectus, as well as the financial data presented in the table below, present the net assets and results of operations of the non-marine businesses of the Company's Predecessor as discontinued operations of the Company for all periods presented. See "The Company."

                                                                              THREE MONTHS ENDED
                                                                                   MARCH 31,
                                             YEAR ENDED DECEMBER 31,       -------------------------
                                         -------------------------------      1997          1998
                                          1995        1996        1997     (UNAUDITED)   (UNAUDITED)
                                         -------    --------    --------   -----------   -----------
                                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OPERATING DATA:
Revenues...............................  $27,233    $ 34,749    $ 46,019    $  9,679      $ 16,046
Direct operating expenses..............   15,386      16,178      18,231       4,302         5,794
General and administrative expenses....    3,483       4,523       5,364       1,281         1,369
Depreciation and amortization..........    5,472       5,013       6,711       1,604         2,359
                                         -------    --------    --------    --------      --------
Operating income.......................    2,892       9,035      15,713       2,492         6,524
                                         =======    ========    ========    ========      ========
Interest expense, net..................   (2,613)     (3,467)     (3,819)     (1,132)       (1,382)
OTHER DATA:
EBITDA(a)..............................  $ 8,364    $ 14,048    $ 22,424    $  4,096      $  8,883
Ratio of earnings to fixed
  charges(b)...........................      1.1         2.3         3.1         2.0           3.3
BALANCE SHEET DATA:
Cash and cash equivalents..............  $ 5,136    $ 17,234    $ 25,885    $ 10,233      $ 14,903
Vessels and equipment, net.............   61,343      87,405     105,262      94,912       179,616
Total assets excluding discontinued
  operations...........................   74,904     116,470     154,661     119,771       232,642
Total debt(c)..........................   37,576      60,152      53,424      63,845       120,274
Total stockholders' equity(d)..........   31,653      47,179      85,272      44,760        88,659

---------------

(a) EBITDA represents operating income plus depreciation and amortization. While EBITDA should not be construed as a substitute for operating income or as a better indicator of liquidity than cash flows from operating activities, which are determined in accordance with generally accepted accounting principles, EBITDA is included herein to provide additional information with respect to the ability of the Company to meet its future debt service, capital expenditures and working capital requirements. EBITDA is not necessarily a measure of the Company's ability to fund its cash needs. EBITDA is included herein because the Company believes that certain investors find it to be a useful tool for measuring the ability to service debt.

(b) This computation is submitted in accordance with Item 503(d) of Regulation S-K. Earnings are computed as income from continuing operations before taxes and minority interest plus fixed charges and minority interest in income of subsidiary. Fixed charges are computed as interest, whether expensed or capitalized, amortization of debt discount and issuance costs and the portion of rental expense representative of interest.

(c)  Includes current portion of long-term debt.

(d)  Excludes discontinued operations which were disposed of on May 1, 1997.

                           SUMMARY FLEET INFORMATION

     The following table sets forth certain information with respect to the Company's fleet as of March 31, 1998. See "Glossary" for fleet definitions.

                                                NORTH SEA   SOUTHEAST ASIA   BRAZIL    TOTAL
                                                ---------   --------------   ------    -----
Owned.........................................      15             11            1       27(a)
Managed.......................................       5              -            -        5(b)
Chartered.....................................       -              2(c)         -        2(d)
                                                  ----           ----         ----     ----
Total.........................................      20             13            1       34
                                                  ====           ====         ====     ====

---------------

(a) Does not include one additional vessel currently under construction and scheduled for delivery in 1998 and two additional vessels currently under construction and scheduled for delivery in 1999.

(b) Does not include two additional vessels currently under construction and scheduled for delivery in 1998 and three additional vessels currently under construction and scheduled for delivery in 1999.

(c) These vessels are chartered through August 1998 to SeaMark Ltd., a Panamanian corporation owned, as of March 31, 1998, 51% by the Company and 49% by the vessels' owners. As of July 8, 1998, the Company sold its interest in such joint venture. See "Prospectus Summary -- The
    Company -- Recent Developments."

(d) Does not include three additional vessels currently under construction and scheduled for delivery in 1998 and one additional vessel currently under construction and scheduled for delivery in 1999.

                    SUMMARY HISTORICAL OPERATING INFORMATION

     The following table sets forth certain summary operating information for the Company relating to average day and utilization rates for the Company's vessels and the average number of vessels owned or chartered during the periods indicated.

                                                                          THREE MONTHS ENDED
                                             YEAR ENDED DECEMBER 31,           MARCH 31,
                                            --------------------------    -------------------
                                             1995      1996      1997      1997        1998
                                            ------    ------    ------    -------    --------
Rates Per Day Worked(a)(b):
  North Sea Fleet(c)......................  $7,840    $8,819    $9,930    $9,575     $10,511(d)
  Southeast Asia Fleet(e).................   3,146     3,347     3,986     3,538       4,771
Overall Utilization Rate(a)(b):
  North Sea Fleet.........................    96.4%     95.1%     96.5%     92.9%       98.8%(d)
  Southeast Asia Fleet(e).................    80.5%     77.5%     75.2%     57.5%       85.9%
Average Owned/Chartered Vessels(a)(f):
  North Sea Fleet.........................     7.0       7.8       9.0       8.9        12.0(d)
  Southeast Asia Fleet(e).................     7.0       9.5      13.0      13.0        13.0
                                            ------    ------    ------    ------     -------
     Total................................    14.0      17.3      22.0      21.9        25.0
                                            ======    ======    ======    ======     =======

---------------

(a) Includes all owned or bareboat chartered PSV and AHTS vessels. The Company's only crewboat and only standby rescue vessel (chartered until December 31, 1996) are excluded, as are all managed vessels.

(b) Rates per day worked is defined as total charter revenues divided by number of days worked and utilization rate is defined as total days worked divided by total days available.

(c) Revenues for vessels in the North Sea fleet are primarily earned in Sterling
    (L) and have been converted to US Dollars (US$) at the average exchange rate (US$/L) for the periods indicated. The average exchange rates were $1.6323 and $1.6460 for the periods ended March 31, 1997 and March 31, 1998, respectively. The average exchange rates for the years ended December 31, 1995, 1996 and 1997 were $1.5778, $1.5623 and $1.6402, respectively.

(d) Includes the Brovig Acquisition calculated for the period from February 10, 1998 through March 31, 1998.

(e) Includes the vessel operating in Brazil.

(f) Adjusted for vessel additions and dispositions occurring during each period.

                                  RISK FACTORS

     Prospective investors in the Notes should carefully review the information contained elsewhere in this Prospectus and should particularly consider the following matters:

DEPENDENCE ON OIL AND GAS INDUSTRY; MARKET VOLATILITY

     The Company's operations are dependent on activity in the offshore oil and natural gas exploration and production industry. The level of exploration and development of offshore areas is affected by both short-term and long-term trends in oil and natural gas prices which, in turn, are related to the demand for petroleum products and the current availability of oil and natural gas resources. The level of offshore activity is also related to local policies that influence drilling activities. In recent years, oil and natural gas prices have reacted to actual and perceived changes in the supply of and demand for oil and natural gas, which has resulted in volatile levels of offshore exploration and drilling activity. A significant or prolonged decline in future oil and natural gas prices would likely result in reduced exploration and development of offshore areas and a decline in the demand for Offshore Marine Services. Such reduced activity could have a material adverse effect on the Company's financial condition and results of operations.

     Charter rates for the Company's vessels are also dependent on the supply of offshore support vessels. Excess vessel capacity in the industry can result from refurbishment of "mothballed" vessels, conversion of vessels formerly dedicated to services other than Offshore Marine Services, construction of new vessels and migration of vessels between markets. The continued recent additions of new capacity to the worldwide offshore marine fleet could increase competition in those markets where the Company presently operates, which in turn, could have a material adverse effect on the Company's financial condition and results of operations.

HIGHLY LEVERAGED POSITION

     The Company is highly leveraged. As of March 31, 1998, after giving pro forma effect to the Offering and the application of net proceeds therefrom, and excluding borrowings that are available under the New Credit Facility, the Company (exclusive of its Subsidiaries) would have no Indebtedness outstanding other than the Notes, and the Company's Subsidiaries would have had Indebtedness of $0.6 million outstanding. See "Capitalization" and "Selected Historical Consolidated Financial Information." The Company's ability to make required principal and interest payments on its indebtedness is dependent on the future performance of the Company and its Subsidiaries. The Company's performance is subject to a number of factors beyond its control, including the performance of the global economy and financial markets, worldwide demand for oil and gas and other factors affecting the Company and its Subsidiaries. Additionally, the Indenture will impose certain operating and financial restrictions on the Company and its Subsidiaries. Such restrictions will affect, and in many respects will limit or prohibit, among other things, the ability of the Company and its Subsidiaries to incur additional Indebtedness, pay dividends, permit Subsidiaries to issue preferred stock, repay certain indebtedness prior to its stated maturity, create liens, sell assets or engage in mergers or acquisitions and make certain capital expenditures. These restrictions, in combination with the leveraged nature of the Company, could limit the ability of the Company to effect future financings or otherwise restrict corporate activity.

     The Company's level of indebtedness and the restrictive covenants contained in its debt instruments, including the Indenture, could significantly limit the Company's ability to withstand competitive pressures or adverse economic consequences, including the ability of the Company to make capital expenditures for new vessel construction and other investments in its fleet. In addition, borrowings under the New Credit Facility will be floating rate obligations of the Company and its Subsidiaries, causing the Company and its Subsidiaries to be sensitive to changes in prevailing interest rates. The Company currently believes that, based on current levels of operations and anticipated growth, its cash flow from operations, together with borrowings that are available from time to time under the New Credit Facility, will be adequate to allow for anticipated capital expenditures for vessel construction and fleet upgrades, to fund working capital requirements and to make required payments of principal and interest on its debt. However, if the Company is unable to generate sufficient cash flow from operations in the future, it may be required to refinance all or a portion of its debt or to obtain additional financing. There can be no assurance that any such refinancing would be possible or that any additional financing would be obtained.

HOLDING COMPANY STRUCTURE; RANKING OF THE NOTES; EFFECTIVE SUBORDINATION

     The Company will be the sole obligor on the Notes. The Company's operations are conducted through, and substantially all of the Company's assets are owned by, its operating Subsidiaries, most of which are organized under foreign jurisdictions. As a result, the Company will be dependent on the earnings and cash flow from such Subsidiaries to meet its obligations under the Notes and to pay its general expenses. It is expected that Subsidiary cash flow will be made available to the Company through payments on Intercompany Loans (as defined herein). The Notes will be general unsecured obligations of the Company ranking pari passu with all existing and future unsecured senior Indebtedness of the Company, which may include certain borrowings under the New Credit Facility, and senior to all future Subordinated Indebtedness of the Company. The Notes will be effectively subordinated, however, to all future secured obligations of the Company to the extent of the assets securing such obligations. Furthermore, because the Company's operations are conducted through, and substantially all of the Company's assets are owned by, its operating Subsidiaries, the Notes will also be effectively subordinated to all current and future obligations of such Subsidiaries (including claims of the lenders under the New Credit Facility and claims of trade creditors). In the event of liquidation or insolvency of the Company or if any secured indebtedness is accelerated, the secured assets of the Company will be available to pay obligations on the Notes only after such secured indebtedness has been paid in full. At March 31, 1998, after giving pro forma effect to the Offering and the application of the estimated net proceeds therefrom, and excluding borrowings that are available under the New Credit Facility, the Company (exclusive of its Subsidiaries) would have had no Indebtedness outstanding other than the Notes and the Company's Subsidiaries would have had Indebtedness of $0.6 million outstanding.

CONSTRAINTS TO REALIZING CASH FROM SUBSIDIARIES

     As the Company's operations are conducted through its Subsidiaries, the Company will be dependent upon the earnings and cash flow from such Subsidiaries to meet its obligations under the Notes and to pay its general expenses. In addition to the risks described above in "-- Holding Company Structure; Ranking of the Notes; Effective Subordination," the ability of the Company's Subsidiaries to make payments to the Company may be constrained by (i) the level of taxation, particularly corporate profits and withholding taxes, in the jurisdictions in which they operate, (ii) exchange controls and repatriation restrictions in effect in the jurisdictions in which they operate, and (iii) the ownership interests of other investors in the Company's Subsidiaries.

     Substantially all of the Subsidiaries of the Company have issued intercompany notes to the Company ("Intercompany Loans"). It is anticipated that in connection with the application of net proceeds of the Offering, certain Subsidiaries will issue additional Intercompany Loans to the Company. There can be no assurance that any of the Intercompany Loans can be enforced easily, if at all. Substantially all of the Subsidiary makers of the Intercompany Loans are incorporated in jurisdictions outside the United States. In the event of a default under an Intercompany Loan, any enforcement action in all likelihood will have to occur in the jurisdiction where the maker's assets are located. The limited jurisprudence and experience with such enforcement actions in the relevant jurisdiction may significantly complicate, delay or limit the scope of such enforcement action. The ability of a foreign claimant to enforce a judgment or arbitral award obtained outside those jurisdictions may be limited.

RELIANCE ON CERTAIN CUSTOMERS

     The Company's principal customers are major integrated oil companies and large independent oil and natural gas exploration and production companies operating in international markets, as well as foreign government owned or controlled organizations and companies that provide logistics, construction and other services to such oil companies and foreign government organizations. The percentage of the Company's revenues attributable to a particular customer varies from time to time depending on the level of oil and natural gas exploration undertaken by that customer, the suitability of the Company's vessels for the customer's projects and other factors, many of which are beyond the Company's control. For the year ended December 31, 1997, approximately 16.5%, 15.4% and 13.2% of the Company's total revenues were received from Aberdeen Services Company (North Sea) ("ASCO"), Shell U.K. Exploration & Production ("Shell") and European Marine Contractors ("EMC"), respectively. For the quarter ended March 31, 1998, approximately 17.5%, 14.0% and 10.5% of the Company's total revenues were received from ASCO, Petronas Caragali and Shell, respectively.

ENVIRONMENTAL AND GOVERNMENT REGULATION

     The Company's operations are materially affected by government regulation in the form of international conventions, federal and state laws and regulations in jurisdictions where the Company's vessels operate and/or are registered. These conventions, laws and regulations govern oil spills and other matters of environmental protection, worker health and safety, as well as the manning, construction and operation of vessels.

     The Company believes that it is presently in material compliance with the environmental laws and regulations to which the Company's operations are subject. The Company is not a party to any pending environmental litigation or other proceeding and is unaware of any threatened litigation or proceeding, which, if adversely determined, would have a material adverse effect on the financial condition or results of operations of the Company. However, the risk of incurring substantial compliance costs, liabilities and penalties for noncompliance are inherent in Offshore Marine Services operations. There can be no assurance that significant costs, liabilities and penalties will not be incurred by or imposed on the Company in the future.

OPERATIONAL RISKS AND INSURANCE

     The Company's operations are subject to various risks, including catastrophic marine disaster, adverse weather conditions, mechanical failure, collision, oil and hazardous substance spills and navigation errors, all of which represent a threat to the safety of personnel and to the Company's vessels, cargo, equipment under tow and other property, as well as the environment. The occurrence of any of the foregoing events could result in loss of revenue and casualty loss, increased costs or significant liability of the Company to third parties. Because a significant majority of the Company's vessel earnings are produced by the 15 owned vessels in its North Sea fleet, the occurrence of such events with respect to any of those vessels, could have a disproportionate effect on the Company's revenues and earnings. The Company maintains insurance coverage that it considers adequate against the casualty and liability risks listed above, and it has not in the past experienced a loss in excess of policy limits. There can be no assurance, however, that the Company's existing insurance coverage can be renewed at commercially reasonable rates or that such coverage will be adequate to cover future claims that may arise.

RELIANCE ON FOREIGN OPERATIONS

     For each of the past five years, substantially all of the Company's revenues from continuing operations were derived from foreign sources. The Company's foreign operations are subject to various risks inherent in conducting business in foreign nations. These risks include, among others, political instability, potential vessel seizure, nationalization of assets, import-export quotas and other forms of public and governmental regulation, all of which are beyond the control of the Company. Although the Company's operations, historically, have not been affected materially by such conditions or events, it is not possible to predict whether any such conditions or events might develop in the future. Also, the Company has organized its subsidiary structure and its operations in part based on certain assumptions about various foreign and domestic tax laws, currency exchange, and capital repatriation laws and other relevant laws. While the Company believes that such assumptions are correct, there can be no assurance that taxing or other authorities will reach the same conclusion. If such assumptions are incorrect, or if the relevant countries were to change or modify such laws or the current interpretation thereof, the Company may suffer adverse tax and financial consequences, including the reduction of cash flow available to meet required debt service and other obligations. Finally, the Company conducts operations in the Southeast Asia market and has significant customers located in

Indonesia, Thailand and Malaysia. While to date the Company has not experienced an adverse impact associated with the recent economic events in the region, there can be no assurance that the recent volatility in Southeast Asian economies will not adversely affect the Company's business, financial condition or results of operations.

CURRENCY FLUCTUATIONS

     Due to its foreign operations, the Company is exposed to foreign currency exchange rate fluctuations and exchange rate risks. To minimize the Company's exposure to these risks, the Company attempts to match the currency of the vessel debt and operating costs with the currency of the charter revenue. For financial statement reporting purposes, these accounts are translated into U.S. Dollars at the weighted average exchange rates for the relevant period. From time to time, the Company enters into forward foreign exchange contracts to hedge specific exposures but does not engage in currency speculation. Because the Company conducts a large portion of its operations in foreign currencies, to the extent the U.S. Dollar appreciates in relation to applicable foreign currencies, such appreciation could potentially adversely affect the Company's operating revenues, cash flows and earnings when translated into U.S. Dollars. To date, currency fluctuations have not had a material impact on the Company's financial condition or results of operations.

ONGOING CAPITAL EXPENDITURE REQUIREMENTS

     As of March 31, 1998, the average age of the Company's owned offshore support vessel fleet was approximately 14 years. The Company believes that after an offshore support vessel has been in service for approximately 25 years, the amount of expenditures (which typically increase with vessel age) necessary to satisfy required marine certification standards may not be economically justifiable. Although the Company believes that available cash and projected free cash flow from operations will provide funds sufficient to finance the remaining cost of the vessels currently scheduled to be delivered, and that borrowings available under the New Credit Facility will enable the Company to add additional vessels to its fleet, there can be no assurance that the Company's financial resources will be sufficient to enable it to maintain its fleet by extending the economic life of existing vessels through major refurbishment or by acquiring new or used vessels.

COMPETITION

     The Company operates in a highly competitive industry. In addition to price, service and reputation, the principal competitive factors for offshore support vessel fleets include the existence of national flag preferences, operating conditions and intended use (all of which determine the suitability of vessel types), complexity of maintaining logistical support and the cost of transferring equipment from one market to another. Some of the Company's competitors have greater financial resources than the Company.

RISKS OF CONSTRUCTION DELAYS

     The Company's vessel construction projects are subject to the risks of delay and cost overruns inherent in any large construction project, including shortages of equipment, unforeseen engineering problems, work stoppages, weather interference, unanticipated cost increases and shortages of materials or skilled labor. Significant cost overruns or delays would adversely affect the Company's financial condition and results of operations. Significant delays could also result in penalties under, or the termination of, most of the long-term contracts under which the Company plans to operate these vessels.

INDEMNITY OBLIGATIONS TO EVI

     See "The Company" for the definitions of certain of the following capitalized terms.

     The Company has agreed to indemnify Energy Ventures, Inc. (now known as EVI, Inc. ("EVI")) against any tax liabilities in the event the Contribution, Distribution or Merger is determined to be taxable. EVI and the Predecessor received a tax opinion that the Contribution, Distribution and Merger would be tax-free under the Internal Revenue Code of 1986, as amended. If, however, contrary to the opinion, the

Contribution, Distribution or Merger were ever determined to be taxable, the potential tax liability to the Company has been estimated to be between $23 million and $36 million.

     Additionally, pursuant to the Distribution Agreement, the Company has agreed to indemnify the Predecessor, EVI and certain of their affiliates against
(i) liabilities for all past and future claims and litigation against EVI or the Predecessor stemming from the Predecessor's or the Company's Offshore Marine Services operations, and (ii) liabilities for claims and litigation against EVI or the Predecessor and its current or past subsidiaries and affiliates, including the Predecessor's erosion control business ("Ercon"), for periods prior to May 1, 1997 (the "Distribution Indemnity"). Although the Company has established a reserve on its Consolidated Balance Sheet which it believes to be adequate to cover such contingencies, there can be no assurance that the reserve is adequate.

FRAUDULENT CONVEYANCE CONSIDERATIONS

     Although there are currently no Subsidiary Guarantees (as defined) with respect to the Notes, the Company's obligations under the Notes may, under certain circumstances, be guaranteed on a general unsecured basis in the future by certain of the Company's domestic subsidiaries. Various fraudulent conveyance laws have been enacted for the protection of creditors and may be utilized by a court of competent jurisdiction to subordinate or avoid any Subsidiary Guarantee issued by a Subsidiary Guarantor (as defined). It is also possible that under certain circumstances a court could hold that the direct obligations of a Subsidiary Guarantor could be superior to the obligations under the Subsidiary Guarantee. In addition, to the extent any Subsidiary Guarantor is organized under the laws of a foreign jurisdiction and the Subsidiary Guarantees were determined to be subject to the laws of such jurisdiction, the laws of fraudulent transfer and creditor's rights may be less developed and consequently the enforcement of Subsidiary Guarantees may be more uncertain in such jurisdictions.

     Generally, to the extent that a United States court were to find that at the time a Subsidiary Guarantor entered into a Subsidiary Guarantee either (x) the Subsidiary Guarantee was incurred by a Subsidiary Guarantor with the intent to hinder, delay or defraud any present or future creditor or that a Subsidiary Guarantor contemplated insolvency with a design to favor one or more creditors to the exclusion in whole or in part of others or (y) the Subsidiary Guarantor did not receive fair consideration or reasonably equivalent value for issuing the Subsidiary Guarantee and, at the time it issued the Subsidiary Guarantee, the Subsidiary Guarantor (i) was insolvent or rendered insolvent by reason of the issuance of the Subsidiary Guarantee, (ii) was engaged or about to engage in a business or transaction for which the remaining assets of the Subsidiary Guarantor constituted unreasonably small capital, or (iii) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, the court could avoid or subordinate the Subsidiary Guarantee in favor of the Subsidiary Guarantor's other obligations. Among other things, a legal challenge of a Subsidiary Guarantee on fraudulent conveyance grounds may focus on the benefits, if any, realized by the Subsidiary Guarantor as a result of the issuance by the Company of the Notes. To the extent a Subsidiary Guarantee is avoided as a fraudulent conveyance or held unenforceable for any other reason, the Holders of the Notes would cease to have any claim in respect of such Subsidiary Guarantor and would be creditors solely of the Company.

POTENTIAL INABILITY TO REPURCHASE NOTES UPON CHANGE IN CONTROL

     Upon a Change of Control, each holder of the Notes will have the right to require the Company to repurchase all or any part of such holder's Notes at 101% of the principal amount thereof, plus accrued and unpaid interest thereon to the date of repurchase. However, there can be no assurance that sufficient funds will be available to the Company at the time of any Change of Control to make any required repurchases of Notes tendered. Moreover, restrictions in the New Credit Facility prohibit the Company from making such required repurchases. Therefore, any such repurchases would constitute an event of default under the New Credit Facility. See "Description of Other Indebtedness -- New Credit Facility."

ABSENCE OF PUBLIC MARKET FOR THE EXCHANGE NOTES

     The Exchange Notes will constitute a new class of securities with no established trading market. The Company does not intend to list the Notes on any national securities exchange or to seek the admission thereof to trading in the Nasdaq National Market. The Exchange Notes are expected to be eligible for trading in the PORTAL market. The Company has been advised by the Initial Purchasers that the Initial Purchasers currently intend to make a market in the Exchange Notes. The Initial Purchasers are not obligated to do so, however, and any market-making activities with respect to the Exchange Notes may be discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. See "Description of the Notes -- Registration Rights; Liquidated Damages." Accordingly, no assurance can be given that an active public or other market will develop for the Exchange Notes or as to the liquidity of the trading market for the Exchange Notes. If a trading market does not develop or is not maintained, holders of the Exchange Notes may experience difficulty in reselling the Exchange Notes or may be unable to sell them at all. If a market for the Exchange Notes develops, any such market may be discontinued at any time. If a public trading market develops for the Exchange Notes, future trading prices of the Exchange Notes will depend on many factors, including among other things, prevailing interest rates, the Company's financial condition and results of operations, and the market for similar notes. Depending on those and other factors, the Exchange Notes may trade at a discount from their principal amount.

CONSEQUENCES OF FAILURE TO EXCHANGE

     The Old Notes have not been registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. Following the consummation of the Exchange Offer, holders who did not exchange their Old Notes for Exchange Notes generally will not have any further rights under the Registration Rights Agreement and will remain subject to the existing restrictions upon transfer of such Old Notes. Because the Company anticipates that most holders of Old Notes will elect to exchange such Old Notes for Exchange Notes due to the general lack of restrictions on the resale of Exchange Notes under the Securities Act, the Company anticipates that the liquidity of the market for any Old Notes remaining after the consummation of the Exchange Offer may be substantially limited. See "The Exchange
Offer -- Consequences of Failure to Exchange."

                                  THE COMPANY

     The Company was incorporated in 1996 as "New GulfMark, Inc.", a wholly owned subsidiary of the corporation then known as GulfMark International, Inc. (the "Predecessor"). The Company was formed to facilitate the Predecessor's separation of its international Offshore Marine Services business from its only U.S. operations, an erosion control business, and its holdings of EVI common stock. In order to accomplish this separation, the Predecessor agreed to transfer the assets, liabilities and operations of its Offshore Marine Services business to the Company (the "Contribution"). On April 30, 1997, stockholders of the Predecessor approved the Contribution and the separation of the Offshore Marine Services business which was accomplished through the distribution of all the then outstanding Common Stock of the Company to the Predecessor's common stockholders (the "Distribution") in accordance with the Agreement and Plan of Distribution dated December 5, 1996 (the "Distribution Agreement") among the Company, the Predecessor and EVI. Following the Distribution, on May 1, 1997, a subsidiary of EVI was merged (the "Merger") with and into the Predecessor, whose assets then consisted solely of Ercon and its investment in approximately 2.2 million shares of EVI common stock.

     GulfMark provides marine support and transportation services to companies involved in the offshore exploration and production of oil and natural gas. The Company's vessels provide various services, including the transportation of materials, supplies and personnel, and the positioning of drilling structures, that support the construction and ongoing operation of offshore oil and natural gas facilities and drilling rigs. The majority of the Company's operations are conducted in the North Sea and the balance are conducted in Southeast Asia and offshore Brazil.

     The size, diversity and technologically advanced nature of GulfMark's fleet enables it to provide offshore exploration and production operators with a broad range of Offshore Marine Services in several key markets. The Company's fleet has grown in size and capability from an original 11 vessels acquired in late 1990 to 34 vessels as of March 31, 1998 through strategic acquisitions and new construction of technologically advanced vessels. Twenty-seven vessels in GulfMark's fleet are owned, two vessels are bareboat chartered, and five vessels are managed by the Company. The Company believes its fleet is among the youngest in the industry, with an average age of 14 years. Excluding the six vessels acquired by the Company from Maritime (Pte), Limited in August 1996, all of the Company's owned vessels have been built or substantially refurbished since 1984.

     GulfMark's goal is to enhance its position as a premier supplier of Offshore Marine Services in international markets. The Company's strategy is to profitably increase revenues and enhance shareholder value by (i) developing and maintaining a large, diversified and technologically sophisticated fleet, (ii) focusing on attractive international markets and (iii) managing its risk profile through a balance of long-term and short-term charters. The Company believes this strategy, coupled with an emphasis on providing dependable, high quality services, will produce higher vessel utilization rates, relatively stable growth rates and returns on investments that are superior to those of the Company's competitors.

     The Company is a Delaware corporation with principal executive offices located at 5 Post Oak Park, Suite 1170, Houston, Texas 77027-3414, and its telephone number at that address is (713) 963-9522.

                                USE OF PROCEEDS

     The Company will not receive any cash proceeds from the issuance of the Exchange Notes offered hereby. In consideration for issuing the Exchange Notes as contemplated in this Prospectus, the Company will receive in exchange a like principal amount of Old Notes, the terms of which are identical in all material respects to the Exchange Notes. The Old Notes surrendered in exchange for the Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any change in capitalization of the Company.

                               PRIVATE PLACEMENT

     On June 8, 1998, the Company completed the private sale to the Initial Purchasers of $130,000,000 principal amount of the Old Notes in a transaction not registered under the Securities Act in reliance upon Section 4(2) of the Securities Act. The Initial Purchasers thereupon offered and resold the Old Notes to Qualified Institutional Buyers. Of the $125.7 million net proceeds received by the Company in connection with the sale of the Old Notes, $119.6 million was used to repay in full amounts owing at the time of the closing of the Offering under the Company's then existing credit facilities. The remaining $6.1 million of such net proceeds will be used for general corporate purposes, including a portion of the capital expenditures associated with vessels currently under construction. See "Capitalization."

                                 CAPITALIZATION

     The following table sets forth the consolidated unaudited capitalization of the Company at March 31, 1998 and as adjusted to reflect the Offering, assuming application of the net proceeds therefrom as described under "Prospectus
Summary -- The Private Placement." The Company will fund the remaining cost of vessels under construction through (i) available cash, (ii) free cash flow from operations, and (iii) to the extent any additional funds are required, borrowings under the New Credit Facility. See "Description of Other
Indebtedness -- New Credit Facility." This table should be read in conjunction with the Consolidated Financial Statements of the Company, including the notes thereto, incorporated by reference in this Prospectus.

                                                               AS OF MARCH 31, 1998
                                                              -----------------------
                                                                              AS
                                                               ACTUAL      ADJUSTED
                                                              --------    -----------
                                                                  (IN THOUSANDS)
Cash and Cash Equivalents...................................  $ 14,903     $ 20,369

Short-term borrowings and current portion of long-term
  debt......................................................  $ 32,005     $     --
Long-term debt:
  Existing Credit Facilities................................    87,699           --
  Other debt................................................       570          570
  8 3/4% Senior Notes due 2008..............................        --      129,570
  New Credit Facility.......................................        --           --
                                                              --------     --------
          Total debt........................................  $120,274     $130,140
Stockholders' equity:
  Common Stock, $0.01 par value, 15,000,000 shares
     authorized; 7,976,237 shares issued and outstanding....  $     80     $     80
  Additional paid in capital................................    60,609       60,609
  Retained earnings.........................................    29,738       29,738
  Cumulative foreign currency adjustment....................    (1,768)      (1,768)
                                                              --------     --------
          Total stockholders' equity........................    88,659       88,659
                                                              --------     --------
          Total capitalization..............................  $208,933     $218,799
                                                              ========     ========

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The historical financial data presented in the table below for and at the end of each of the years in the five-year period ended December 31, 1997 are derived from the Consolidated Financial Statements of the Company audited by Arthur Andersen LLP, independent public accountants. The historical financial data presented in the table below for and at the end of each of the three-month periods ended March 31, 1998 and March 31, 1997 are derived from the unaudited consolidated condensed financial statements of the Company. In the opinion of management of the Company, such unaudited consolidated condensed financial statements include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the financial data for such periods. The results for the three months ended March 31, 1998 are not necessarily indicative of the results to be achieved for the full year.

     The Consolidated Financial Statements incorporated by reference in this Prospectus, as well as the financial data presented in the table below, present the net assets and results of operations of Ercon and the common stock of EVI owned by the Predecessor as discontinued operations of the Company for all periods presented. The data presented below should be read in conjunction with the Company's Consolidated Financial Statements and the notes thereto incorporated by reference in this Prospectus and "The Company."

                                                                                                   THREE MONTHS ENDED
                                                                                                        MARCH 31,
                                                       YEAR ENDED DECEMBER 31,                  -------------------------
                                         ----------------------------------------------------      1997          1998
                                           1993       1994       1995       1996       1997     (UNAUDITED)   (UNAUDITED)
                                         --------   --------   --------   --------   --------   -----------   -----------
                                                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OPERATING DATA:
Revenues...............................  $ 22,564   $ 27,692   $ 27,233   $ 34,749   $ 46,019    $  9,679      $ 16,046
Direct operating expenses..............    12,060     15,171     15,386     16,178     18,231       4,302         5,794
General and administrative expenses....     3,280      3,643      3,483      4,523      5,364       1,281         1,369
Depreciation and amortization..........     3,752      5,065      5,472      5,013      6,711       1,604         2,359
                                         --------   --------   --------   --------   --------    --------      --------
Operating income.......................     3,472      3,813      2,892      9,035     15,713       2,492         6,524
Gains on sale of vessel................        --        842         --         --         --          --            --
Interest expense, net..................    (2,047)    (2,179)    (2,613)    (3,467)    (3,819)     (1,132)       (1,382)
Other income (expense), net............        68        (12)       180        (86)       (73)         82           (70)
Income tax provision...................      (534)      (981)       (91)    (1,839)    (3,626)       (398)       (1,605)
                                         --------   --------   --------   --------   --------    --------      --------
Income from continuing operations......       959      1,483        368      3,643      8,195       1,044         3,467
Income (loss) from discontinued
  operations, net of taxes.............     1,685        591     (2,270)     4,796       (648)       (648)           --
Loss on disposal of segment, net of
  taxes................................        --         --         --         --     (1,426)     (1,426)           --
                                         --------   --------   --------   --------   --------    --------      --------
Net income (loss)......................  $  2,644   $  2,074   $ (1,902)  $  8,439   $  6,121    $ (1,030)     $  3,467
                                         ========   ========   ========   ========   ========    ========      ========
Earnings per share from continuing
  operations (basic)...................  $   0.14   $   0.22   $   0.06   $   0.55   $   1.15    $   0.16      $   0.43
Weighted average common shares
  (basic)..............................     6,624      6,640      6,644      6,676      7,155       6,680         7,976
Earnings per share from continuing
  operations (diluted)(a)..............  $   0.14   $   0.22   $   0.06   $   0.54   $   1.11    $   0.15      $   0.42
Weighted average common shares
  (diluted)(a).........................     6,664      6,666      6,703      6,782      7,413       6,795         8,236
STATEMENT OF CASH FLOWS DATA:
Cash provided by (used in) operating
  activities of continuing
  operations...........................  $  2,653   $  5,448   $  6,389   $  8,539   $ 19,112    $  1,233      $  2,595
Cash provided by (used in) investing
  activities...........................   (16,836)      (258)   (15,093)   (24,493)   (37,218)    (12,844)      (42,977)
Cash provided by (used in) financing
  activities...........................    12,810     (7,970)     9,567     17,894     28,658       5,742        29,335
Effect of exchange rate changes on
  cash.................................       (56)       124       (160)       924       (541)       (440)           65
OTHER DATA:
EBITDA(b)..............................  $  7,224   $  8,878   $  8,364   $ 14,048   $ 22,424    $  4,096      $  8,883
Ratio of earnings to fixed
  charges(c)...........................       1.6        1.9        1.1        2.3        3.1         2.0           3.3
Cash dividends per common share........        --         --         --         --         --          --            --
Total vessels in fleet(d)..............        25         20         22         28         30          30            34
Average owned/chartered vessels(e).....      14.4       15.2       14.0       17.3       22.0        21.9          25.0

                                                                                                         AS OF MARCH 31,
                                                               AS OF DECEMBER 31,                   -------------------------
                                                -------------------------------------------------      1997          1998
                                                 1993      1994      1995       1996       1997     (UNAUDITED)   (UNAUDITED)
                                                -------   -------   -------   --------   --------   -----------   -----------
                                                                 (IN THOUSANDS)
BALANCE SHEET:
Cash and cash equivalents.....................  $ 5,195   $ 2,645   $ 5,136   $ 17,234   $ 25,885    $ 10,233      $ 14,903
Vessels and equipment, net....................   53,002    51,175    61,343     87,405    105,262      94,912       179,616
Net assets of discontinued operations(f)......   23,569    23,512    19,275     14,837         --      14,881            --
Total assets including discontinued
  operations..................................   90,727    87,821    94,179    131,307    154,661     134,652       232,642
Total assets excluding discontinued
  operations..................................   67,158    64,309    74,904    116,470    154,661     119,771       232,642
Total debt(g).................................   34,460    28,214    37,576     60,152     53,424      63,845       120,274
Total stockholders' equity....................   50,388    53,025    50,928     62,016     85,272      59,641        88,659
Total stockholders' equity excluding
  discontinued operations(h)..................   26,819    29,513    31,653     47,179     85,272      44,760        88,659

---------------

(a) Earnings per share is based on the weighted average number of shares of Common Stock and common stock equivalents outstanding.

(b) EBITDA represents operating income plus depreciation and amortization. While EBITDA should not be construed as a substitute for operating income or as a better indicator of liquidity than cash flows from operating activities, which are determined in accordance with generally accepted accounting principles, EBITDA is included herein to provide additional information with respect to the ability of the Company to meet its future debt service, capital expenditures and working capital requirements. EBITDA is not necessarily a measure of the Company's ability to fund its cash needs. EBITDA is included herein because the Company believes that certain investors find it to be a useful tool for measuring the ability to service debt.

(c) This computation is submitted in accordance with Item 503(d) of Regulation S-K. Earnings are computed as income from continuing operations before taxes and minority interest plus fixed charges and minority interest in income of subsidiary. Fixed charges are computed as interest, whether expensed or capitalized, amortization of debt discount and issuance costs and the portion of rental expense representative of interest.

(d) Includes managed, in addition to owned and chartered, vessels. See "Prospectus Summary -- Summary Fleet Information" for further information concerning the Company's fleet.

(e) Includes owned and chartered PSVs and AHTS only. Adjusted for acquisitions and dispositions occurring during each period. See "Prospectus
     Summary -- Summary Fleet Information" for further information concerning the Company's fleet.

(f) Reflects the financial statement information for the non-marine businesses of the Company's Predecessor (as defined herein).

(g)  Includes current portion of long-term debt.

(h)  Discontinued operations were disposed of on May 1, 1997.

                               THE EXCHANGE OFFER

GENERAL

     The Old Notes were sold by the Company on June 8, 1998, to the Initial Purchasers pursuant to the Purchase Agreement. The Initial Purchasers subsequently resold the Old Notes to Qualified Institutional Buyers (as defined in Rule 144A), each of whom agreed to comply with certain transfer restrictions and other conditions. As a condition to the purchase of the Old Notes by the Initial Purchasers, the Company entered into the Registration Rights Agreement with the Initial Purchasers, which requires, among other things, that promptly following the issuance and sale of the Old Notes, the Company file with the Commission the Registration Statement with respect to the Exchange Notes, use its best efforts to cause the Registration Statement to become effective under the Securities Act and, upon the effectiveness of the Registration Statement, offer to the holders of the Old Notes the opportunity to exchange their Old Notes for a like principal amount of Exchange Notes, which will be issued without a restrictive legend and may be reoffered and resold by the holder without restrictions or limitations under the Securities Act subject to certain exceptions described below. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The term "holder" with respect to the Exchange Offer means any person in whose name Old Notes are registered on the Company's books or any other person who has obtained a properly completed bond power from the registered holder or any person whose Old Notes are held of record by the Depositary who desires to deliver such Old Notes by book-entry transfer of the Depositary.

     Based on existing interpretations of the Securities Act by the staff of the Commission set forth in several no-action letters to third parties the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than a "Restricted Holder," being (i) a broker-dealer who purchased such Old Notes directly from the Company for resale pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an "affiliate" (within the meaning of Rule 405 of the Securities Act) of the Company), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the Exchange Notes in its ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution (within the meaning of the Securities Act) of the Exchange Notes. Eligible Holders wishing to accept the Exchange Offer must represent that the conditions of the foregoing proviso have been met. However, any purchaser of Old Notes who is an affiliate of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Notes, or any broker-dealer who purchased the Old Notes from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act, (i) will not be able to rely on the interpretations by the staff of the Commission set forth in such no-action letters and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Old Notes unless such sale or transfer is made pursuant to an exemption from such requirements. Accordingly, any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. See "Plan of Distribution."

     As a result of the filing and effectiveness of the Registration Statement of which this Prospectus is a part, the Company will not be required to pay an increased interest rate on the Old Notes. Following the consummation of the Exchange Offer, holders of Old Notes not tendered will not have any further registration rights except in certain limited circumstances requiring the filing of a Shelf Registration Statement (as defined), and the Old Notes will continue to be subject to certain restrictions on transfer. See "Description of the Notes -- Registration Rights; Liquidated Damages" and "The Exchange
Offer -- Consequences of Failure to Exchange." Accordingly, the liquidity of the market for the Old Notes could be adversely affected.

     This Prospectus, together with the accompanying Letter of Transmittal, is being sent to all registered holders as of the date of this Prospectus.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept all Old Notes properly tendered prior to 5:00 p.m. New York City time, on the Expiration Date and not timely withdrawn. After authentication of the Exchange Notes by the Trustee or an authenticating agent, the Company will issue and deliver $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer in denominations of $1,000 and integral multiples thereof.

     Each holder of Old Notes who wishes to exchange Old Notes for Exchange Notes in the Exchange Offer will be required to represent that (i) any Exchange Notes to be received by it are being acquired in the ordinary course of its business and (ii) it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes and (iii) it is not an affiliate of the Company or, if it is an affiliate, that it will comply with applicable registration and prospectus delivery requirements of the Securities Act.

     Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities (a "Participating Broker-Dealer"), must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. Under the Registration Rights Agreement, the Company is required to allow Participating Broker-Dealers to use this Prospectus, as it may be amended or supplemented from time to time, in connection with the resale of such Exchange Notes. See "Plan of Distribution."

     The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the Old Notes, except that (i) the offering of the Exchange Notes has been registered under the Securities Act, (ii) the Exchange Notes will not be subject to transfer restrictions and (iii) the holders of the Exchange Notes will not be entitled to registration or other rights under the Registration Rights Agreement including payment of Liquidated Damages upon failure by the Company to consummate the Exchange Offer or the occurrence of certain other events. The Exchange Notes will evidence the same debt as the Old Notes. The Exchange Notes will be issued under and entitled to the benefits of the Indenture.

     As of the date of this Prospectus, $130,000,000 aggregate principal amount of the Old Notes is outstanding. In connection with the issuance of the Old Notes, the Company arranged for the Old Notes to be issued and transferable in book-entry form through the facilities of the Depositary, acting as depositary. The Exchange Notes will also be issuable and transferable in book-entry form through the Depositary.

     This Prospectus, together with the accompanying Letter of Transmittal, is initially being sent to all registered holders of the Old Notes as of the close of business on the date of this Prospectus. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act, and the rules and regulations of the Commission thereunder, including Rule 14e-1, to the extent applicable. The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered, and holders of the Old Notes do not have any appraisal or dissenters' rights under the Delaware General Corporation Law or under the Indenture in connection with the Exchange Offer. The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. See "-- Exchange Agent." The Exchange Agent will act as agent for the tendering holders for the purpose of receiving Exchange Notes from the Company and delivering Exchange Notes to such holders.

     If any tendered Old Notes are not accepted for exchange because of an invalid tender or the occurrence of certain other events set forth herein, certificates for any such unaccepted Old Notes will be returned, at the Company's cost, to the tendering holder thereof as promptly as practicable after the Expiration Date.

     Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See
"-- Solicitation of Tenders; Fees and Expenses."

     NEITHER THE BOARD OF DIRECTORS OF THE COMPANY NOR THE COMPANY MAKES ANY RECOMMENDATION TO HOLDERS OF OLD NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR OLD NOTES PURSUANT TO THE EXCHANGE OFFER. MOREOVER, NO ONE HAS BEEN AUTHORIZED TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF OLD NOTES MUST MAKE THEIR OWN DECISION WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER AND, IF SO, THE AGGREGATE AMOUNT OF OLD NOTES TO TENDER AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH THEIR ADVISORS, IF ANY, BASED ON THEIR OWN FINANCIAL POSITION AND REQUIREMENTS.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" shall mean 5:00 p.m., New York City time, on
            , 1998, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended. The Company may extend the Exchange Offer at any time and from time to time by giving oral or written notice to the Exchange Agent and by timely public announcement.

     The Company expressly reserves the right, in its sole discretion (i) to delay acceptance of any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer and to refuse to accept Old Notes not previously accepted, if the conditions set forth herein under "-- Conditions of the Exchange Offer" shall have occurred and shall not have been waived by the Company (if permitted to be waived by the Company), by giving oral or written notice of such delay, extension or termination to the Exchange Agent and (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof by the Company to the registered holders of the Old Notes. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the holders of such amendment and the Company will extend the Exchange Offer to the extent required by law.

     Without limiting the manner in which the Company may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the Exchange Offer, the Company shall have no obligation to publish, advise or otherwise communicate any such public announcement, other than by making a timely release thereof to the Dow Jones News Service.

INTEREST ON THE EXCHANGE NOTES

     The Exchange Notes will bear interest at a rate of 8 3/4% per annum, payable semi-annually on June 1 and December 1 of each year, commencing December 1, 1998. Holders of Exchange Notes of record on November 15, 1998, will receive on December 1, 1998, an interest payment in an amount equal to (i) the accrued interest on such Exchange Notes from the date of issuance thereof to December 1, 1998, plus (ii) the accrued interest on the previously held Old Notes from the date of issuance of such Old Notes (June 8, 1998) to the date of exchange thereof. Interest will not be paid on Old Notes that are accepted for exchange. The Notes mature on June 1, 2008.

PROCEDURES FOR TENDERING

     Each holder of Old Notes wishing to accept the Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Old Notes (unless such tender is being effected pursuant to the procedure for book-entry transfer, as provided for herein) to be exchanged and any other required documentation, to State Street Bank and Trust Company, as Exchange

Agent prior to 5:00 p.m. New York City time on the Expiration Date, at the address set forth herein and in the Letter of Transmittal. Only a holder may tender its Old Notes in the Exchange Offer.

     Any financial institution that is a participant in the Depositary's book-entry transfer facility system may make book-entry delivery of the Old Notes by causing the Depositary to transfer such Old Notes into the Exchange Agent's account in accordance with the Depositary's procedure for such transfer. Although delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent's account at the Depositary, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at its address set forth herein under "-- Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date. DELIVERY OF DOCUMENTS TO THE DEPOSITARY IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT. See "-- Book Entry Transfer."

     Any beneficial owner whose Old Notes are registered in the name of his broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf. If such beneficial owner wishes to tender on his own behalf, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering his Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

     If less than all of the Old Notes are tendered, a tendering holder should fill in the amount of Old Notes being tendered in the appropriate box on the Letter of Transmittal. The entire amount of Old Notes delivered to the Exchange Agent will be deemed to have been tendered unless otherwise indicated.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (each an "Eligible Institution"), unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" of the Letter of Transmittal or (ii) for the account of an Eligible Institution. If the Letter of Transmittal is signed by a person other than the registered holder listed therein, such Old Notes must be endorsed or accompanied by appropriate bond powers which authorize such person to tender the Old Notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the Old Notes. If the Letter of Transmittal or any Old Notes or bond powers are signed or endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such person should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

     BY EXECUTING THE LETTER OF TRANSMITTAL, EACH HOLDER WILL REPRESENT TO THE COMPANY THAT, AMONG OTHER THINGS, (1) THE EXCHANGE NOTES ACQUIRED PURSUANT TO THE EXCHANGE OFFER ARE BEING ACQUIRED IN THE ORDINARY COURSE OF BUSINESS OF THE PERSON RECEIVING SUCH EXCHANGE NOTES (WHETHER OR NOT SUCH PERSON IS THE HOLDER),
(2) NEITHER THE HOLDER NOR ANY SUCH OTHER PERSON IS ENGAGED IN, INTENDS TO ENGAGE IN OR HAS ANY ARRANGEMENT OR UNDERSTANDING WITH ANY PERSON TO PARTICIPATE IN THE DISTRIBUTION OF SUCH EXCHANGE NOTES, (3) NEITHER THE HOLDER NOR ANY SUCH OTHER PERSON IS AN "AFFILIATE" (AS DEFINED IN RULE 405 UNDER THE SECURITIES ACT) OF THE COMPANY OR, IF IT IS AN AFFILIATE OF THE COMPANY, THAT IT WILL COMPLY WITH THE APPLICABLE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE SECURITIES ACT, AND (4) IF THE TENDERING HOLDER IS A BROKER OR DEALER (AS DEFINED IN THE EXCHANGE ACT) (A) IT ACQUIRED THE OLD

NOTES FOR ITS OWN ACCOUNT AS A RESULT OF MARKET-MAKING ACTIVITIES OR OTHER TRADING ACTIVITIES AND (B) IT HAS NOT ENTERED INTO ANY ARRANGEMENT OR UNDERSTANDING WITH THE COMPANY OR ANY "AFFILIATE" THEREOF TO DISTRIBUTE THE EXCHANGE NOTES TO BE RECEIVED IN THE EXCHANGE OFFER. IN THE CASE OF A BROKER-DEALER THAT RECEIVES EXCHANGE NOTES FOR ITS OWN ACCOUNT IN EXCHANGE FOR OLD NOTES WHICH WERE ACQUIRED BY IT AS A RESULT OF MARKET-MAKING OR OTHER TRADING ACTIVITIES, THE LETTER OF TRANSMITTAL WILL ALSO INCLUDE AN ACKNOWLEDGMENT THAT THE BROKER-DEALER WILL DELIVER A COPY OF THIS PROSPECTUS IN CONNECTION WITH THE RESALE BY IT OF EXCHANGE NOTES RECEIVED PURSUANT TO THE EXCHANGE OFFER; HOWEVER, BY SO ACKNOWLEDGING AND BY DELIVERING A PROSPECTUS, SUCH HOLDER WILL NOT BE DEEMED TO ADMIT THAT IT IS AN "UNDERWRITER" WITHIN THE MEANING OF THE SECURITIES ACT. SEE "PLAN OF DISTRIBUTION." IN CONNECTION WITH THE OFFERING OF OLD NOTES, THE COMPANY AGREED TO FILE AND MAINTAIN, SUBJECT TO CERTAIN LIMITATIONS, A REGISTRATION STATEMENT THAT WOULD ALLOW LEHMAN BROTHERS INC. TO ENGAGE IN MARKET-MAKING TRANSACTIONS WITH RESPECT TO THE NOTES.

     THE METHOD OF DELIVERY OF OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDERS. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE DELIVERY TO THE EXCHANGE AGENT PRIOR TO THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY ALSO REQUEST THAT THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES EFFECT SUCH TENDER FOR HOLDERS, IN EACH CASE AS SET FORTH HEREIN AND IN THE LETTER OF TRANSMITTAL.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the absolute right to waive irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms, and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Old Notes, neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Old Notes, nor shall any of them incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that the Company determines are not properly tendered or the tender of which is otherwise rejected by the Company, and as to which the defects or irregularities have not been cured or waived by the Company, will be returned by the Exchange Agent to the tendering holder unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

     In addition, the Company reserves the right in its sole discretion (i) to purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date, or, as set forth under "-- Conditions of the Exchange Offer," terminate the Exchange Offer and (ii) to the extent permitted by applicable law, to purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the Exchange Offer.

BOOK-ENTRY TRANSFER

     The Company understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Old Notes at the Depositary for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the Depositary's system may make book-entry delivery of Old Notes by causing such Depositary to transfer such Old Notes into the Exchange Agent's account with respect to the Old Notes in accordance with the Depositary's procedures for such transfer. ALTHOUGH DELIVERY OF OLD NOTES MAY BE EFFECTED THROUGH BOOK-ENTRY TRANSFER INTO THE EXCHANGE AGENT'S ACCOUNT AT THE DTC, AN APPROPRIATE LETTER OF TRANSMITTAL PROPERLY COMPLETED AND DULY EXECUTED WITH ANY REQUIRED SIGNATURE GUARANTEE AND ALL OTHER REQUIRED DOCUMENTS MUST IN EACH CASE BE TRANSMITTED TO AND RECEIVED OR CONFIRMED BY THE EXCHANGE AGENT AT ITS ADDRESS SET FORTH HEREIN ON OR PRIOR TO THE EXPIRATION DATE, OR, IF THE GUARANTEED DELIVERY PROCEDURES DESCRIBED BELOW ARE COMPLIED WITH, WITHIN THE TIME PERIOD PROVIDED UNDER SUCH PROCEDURES. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT. All references in the Prospectus to deposit or delivery of Old Notes shall be deemed to include DTC's book-entry delivery method.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available, or (ii) who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, or who cannot complete the procedure for book-entry transfer on a timely basis, may effect a tender if:

          (a) the tender is made through an Eligible Institution;

          (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmittal, mail or hand delivery) setting forth the name and address of the holder, the certificate number or numbers of such holder's Old Notes and the principal amount of such Old Notes tendered, stating that the tender is being made thereby, and guaranteeing that, within three New York Stock Exchange ("NYSE") trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing the Old Notes to be tendered in proper form for transfer (or confirmation of a book-entry transfer into the Exchange Agent's account at the Depositary of Old Notes delivered electronically) and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

          (c) such properly completed and executed Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing all tendered Old Notes in proper form for transfer (or confirmation of a book-entry transfer into the Exchange Agent's account at the Depositary of Old Notes delivered electronically) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three NYSE trading days after the Expiration Date.

     Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the business day before the Expiration Date.

     For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the business day before the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes or, in the case of Old Notes transferred by book-entry transfer, the name and number of the account at the Depositary to be credited), (iii) be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal, by which such Old Notes were tendered (including any required signature guarantee) or be accompanied by documents of transfer sufficient to permit the Trustee with respect to the Old Notes to register the transfer of such Old Notes into the name of the Depositor withdrawing the tender and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer, and no Exchange Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes that have been tendered but are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer.

     Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other term of the Exchange Offer, the Company will not be required to accept for exchange, or to issue Exchange Notes for, any Old Notes, and may terminate the Exchange Offer before the acceptance of such Old Notes if, in the Company's judgment, the Exchange Offer, or the making of any exchange by a holder, violates applicable law or any applicable policy or interpretation of the staff of the Commission.

     If the Company determines that it may terminate the Exchange Offer for any of the reasons set forth above, the Company may (i) refuse to accept any Old Notes and return any Old Notes that have been tendered to the holders thereof,
(ii) extend the Exchange Offer and retain all Old Notes tendered prior to the Expiration Date of the Exchange Offer, subject to the rights of such holders of tendered Old Notes to withdraw their tendered Old Notes or (iii) waive such termination event with respect to the Exchange Offer and accept all properly tendered Old Notes that have not been withdrawn. If such waiver constitutes a material change in the Exchange Offer, the Company will disclose such change by means of a supplement to this Prospectus that will be distributed to each registered holder, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such period.

EXCHANGE AGENT

     State Street Bank and Trust Company, the Trustee under the Indenture, has been appointed as Exchange Agent for the Exchange Offer. In such capacity, the Exchange Agent has no fiduciary duties and will be acting solely on the basis of directions of the Company. Requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:


     By Registered or Certified Mail:                  By Hand or Overnight Delivery:
     State Street Bank and Trust Company               State Street Bank and Trust Company
     Corporate Trust Department                        Corporate Trust Department
     P.O. Box 778                                      Fourth Floor
     Boston, Massachusetts 02102-0078                  Two International Place
                                                       Boston, Massachusetts 02110

Facsimile Transmission (for Eligible Institutions only): (617) 664-5739
Confirm by Telephone: (617) 664-5456

     DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

SOLICITATION OF TENDERS; FEES AND EXPENSES

     The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by the Company. The principal solicitation pursuant to the Exchange Offer is being made by mail. Additional solicitations may be made by officers and regular employees of the Company and its affiliates in person, by telegraph, telephone or telecopier.

     The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. The Company will, however, pay the Exchange Agent reasonable and customary fees for its services, reimburse the Exchange Agent for its reasonable out-of-pocket costs and expenses in connection therewith and indemnify the Exchange Agent for all losses and claims incurred by it as a result of the Exchange Offer. The Company may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus, the Letter of Transmittal and related documents to the beneficial owners of the Old Notes and in handling or forwarding tenders for exchange.

     The expenses to be incurred in connection with the Exchange Offer, including fees and expenses of the Exchange Agent and Trustee and accounting and legal fees and printing costs, will be paid by the Company.

     The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, certificates representing Exchange Notes or Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed by the Company directly to such tendering holder.

ACCOUNTING TREATMENT

     The Exchange Notes will be recorded at the same carrying value as the Old Notes, as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company as a result of the consummation of the Exchange Offer. The expenses of the Exchange Offer will be amortized by the Company over the term of the Exchange Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Participation in the Exchange Offer is voluntary. Holders of the Old Notes are urged to consult their financial and tax advisors in making their own decisions as to what action to take.

     As a result of the making of, and upon acceptance for exchange of all validly tendered Old Notes pursuant to the terms of, this Exchange Offer, the Company will have fulfilled a covenant contained in the Registration Rights Agreement. Holders of the Old Notes who do not tender their Old Notes in the Exchange Offer will continue to hold such Old Notes and will be entitled to all the rights, and subject to the limitations applicable thereto, under the Indenture and the Registration Rights Agreement, except for any such rights under the Registration Rights Agreement that by their terms terminate or cease to have further effect as a result of the making of this Exchange Offer. See "Description of the Notes." All untendered Old Notes will continue to be subject to the restrictions on transfer set forth in the Indenture. The Old Notes may not be offered, resold, pledged or otherwise transferred, except (i) to the Company, (ii) pursuant to an effective registration statement under the Securities Act, (iii) to Qualified Institutional Buyers in reliance upon the exemption from the registration requirements of the Securities Act provided by Rule 144A, (iv) in an offshore transaction complying with Rule 903 or 904 of Regulation S under the Securities Act, (v) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available) or (vi) in accordance with another exemption from the registration requirements under the Securities Act (and based upon an opinion of counsel) and, in each case, in accordance with any applicable securities laws of any State of the United States or any other applicable jurisdiction. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the liquidity of the trading market for untendered Old Notes could be adversely affected.

     The Company may in the future seek to acquire untendered Old Notes in the open market or through privately negotiated transactions, through subsequent exchange offers or otherwise. The Company intends to make any such acquisitions of Old Notes in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder, including Rule 14e-1, to the extent applicable. The Company has no present plan to acquire any Old Notes that are not tendered in the Exchange Offer or to file a registration statement to permit resales of any Old Notes that are not tendered in the Exchange Offer.

                       DESCRIPTION OF OTHER INDEBTEDNESS

     The following is a description of the principal terms of certain other indebtedness of the Company:

NEW CREDIT FACILITY

     On June 8, 1998, the Company entered into the New Credit Facility with Christiania Bank og Kreditkasse ASA ("CBK") as Administrative Agent and Arranger and The Chase Manhattan Bank, London Branch ("Chase") as Security and Documentation Agent and Arranger (CBK and Chase collectively are referred to as the "Lenders"). The Company will be the borrower under Tranche 1 of the New Credit Facility, and the Company and certain of its subsidiaries ("Subsidiary Borrowers") will be the borrowers under Tranche 2. The following is a summary of the material terms and conditions of the New Credit Facility and is subject to the detailed provisions of the New Credit Facility agreements and documents entered into in connection therewith.

     Loans; Interest Rates; Repayment. The New Credit Facility is structured as a multicurrency revolving loan agreement, initially in an aggregate principal amount of $50.0 million and potentially up to an aggregate principal amount of $75.0 million, which is available in two tranches. The proceeds of the New Credit Facility, together with proceeds of the Offering, provided the financing to repay in full amounts owing at the time of the closing of the Offering under the Company's then existing credit facilities and will provide financing for future acquisitions, working capital and other general corporate purposes. See "Prospectus Summary -- The Private Placement."

     Both Tranches will fully amortize over a period of five years. Thirty-nine months after the closing of the New Credit Facility, and quarterly thereafter for 8 quarters until maturity, the amount of each Tranche of the New Credit Facility will be ratably reduced so that in the last quarter prior to maturity of the New Credit Facility, the facility amount available in each Tranche will be one-eighth of the original principal amount of each Tranche. Both Tranche 1 and Tranche 2 are revolving loans which may be borrowed, repaid and reborrowed from time to time until five years after the closing of the New Credit Facility, subject to certain customary conditions on the date of any such borrowing.

     Tranche 1, initially in the amount of $25.0 million, and potentially up to $30.0 million, bears interest at LIBOR plus a margin ranging from 1.0% to 1.375% per annum which margin will be determined by the Company's ratio of funded debt to total capitalization ("Leverage Ratio"). Tranche 1 is available to the Company for general corporate purposes. Tranche 2, initially in the amount of $25.0 million and potentially up to $45.0 million, bears interest at LIBOR plus a margin ranging from .80% to 1.25% per annum, which will be determined by the Company's Leverage Ratio. Tranche 2 is available to finance acquisition of (i) up to 50% of the acquisition cost of shares in companies operating within the same industry as the Company ("Share Acquisition") or (ii) up to 65% of the purchase price or cost of a vessel ("Vessel Acquisition").

     Security. The obligations under Tranche 1 of the New Credit Facility are obligations of the Company as Borrower and are unsecured. The obligations under Tranche 2 of the New Credit Facility are obligations of either the Company or the Subsidiary Borrowers and are secured as described below. If the facility amount available under Tranche 2 is used for a Share Acquisition, then the Company or a Subsidiary Borrower, as the case may be, will be required to pledge all of the stock acquired or, if the stock being acquired represents ownership in a foreign subsidiary not taxable in the United States (a "Foreign Subsidiary"), 66% of the stock of the Foreign Subsidiary will be required. If any of the facility amount available under Tranche 2 is used for a Vessel Acquisition, then the Company, or the Subsidiary Borrower, as applicable, shall be required to grant the Lenders on the vessel(s) acquired: (i) a first priority mortgage, (ii) an assignment of earnings and insurance and (iii) an assignment of charters over one year.

     Guarantees. The obligations of the Company will be guaranteed by all material Subsidiaries of the Company, excluding foreign Subsidiaries not taxable in the United States. Initially, the obligations of the Company under the New Credit Facility will not be guaranteed by any of the Company's Subsidiaries. The obligations of Subsidiary Borrowers under Tranche 2 are guaranteed by the Company.

     Prepayments. The Company is required to make prepayments on Tranche 2 borrowings in the event of a sale or loss of a vessel, (i) if secured by a single vessel, in an amount equal to the amount advanced on such vessel or (ii) if secured by multiple vessels, the prepayment shall be in an amount which corresponds to the ratio of the fair market value of the sold or lost vessel divided by the aggregate fair market value of all vessels secured by the advance. The Company is required to make a prepayment on a Tranche 2 borrowing for a Share Acquisition upon the sale of the shares in proportion to the shares sold.

     Conditions and Covenants. The obligations of the Lenders under the New Credit Facility are subject to the satisfaction of certain conditions precedent customary in similar credit facilities or otherwise appropriate under the circumstances. The Company and each of its Subsidiaries are subject to certain negative covenants contained in the New Credit Facility, including without limitation covenants that restrict, subject to specified exceptions: (i) the incurrence of additional indebtedness and other obligations, (ii) the granting of any liens on the current or future assets of the Company or any of its Subsidiaries, (iii) dispositions of assets, and (iv) dividends by the Company. The New Credit Facility also contains customary affirmative covenants, including compliance with environmental laws, reimbursement of increased costs of lenders, financial reporting and the pledge of additional collateral under certain circumstances. In addition, the New Credit Facility requires the Company to maintain compliance with certain specified financial covenants including the Leverage Ratio, a minimum interest coverage ratio, and a minimum net worth. Certain of these financial, negative and affirmative covenants are more restrictive than those set forth in the Indenture.

     Events of Default. The New Credit Facility also includes events of default that are typical for senior credit facilities, including without limitation, nonpayment of principal, interest, or fees; violation of covenants; inaccuracy of representations and warranties in any material respect; cross default to certain other indebtedness and agreements; bankruptcy and insolvency events; material judgments and liabilities; defaults and change of control. The occurrence of any of such events of default could result in acceleration of the Company's obligations under the New Credit Facility and foreclosure on any collateral securing such obligations, which could have material adverse results to the holders of the Notes.

     As of June 30, 1998, the Company had no Indebtedness outstanding under the New Credit Facility.

                            DESCRIPTION OF THE NOTES

GENERAL

     The Exchange Notes will be issued, and the Old Notes were issued, pursuant to an Indenture (the "Indenture") among the Company and State Street Bank and Trust Company, as trustee (the "Trustee") dated as of June 8, 1998. References to the Notes include the Old Notes and the Exchange Notes unless the context indicates otherwise. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act"). The Notes are subject to all such terms, and Holders of Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of the provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. Copies of the Indenture are available as set forth below under "-- Additional Information." The definitions of certain terms used in the following summary are set forth below under "-- Certain Definitions." For purposes of this summary, the term "Company" refers only to GulfMark Offshore, Inc. and not to any of its Subsidiaries.

     The Notes are general unsecured obligations of the Company ranking pari passu in right of payment with all current or future senior Indebtedness of the Company, including borrowings under the Credit Facility, and senior in the right of payment to all Subordinated Indebtedness of the Company issued in the future, if any. The Company is a holding company that conducts substantially all of its operations through its direct and indirect U.S. and foreign subsidiaries, and substantially all of the Company's assets consist of equity in its direct subsidiaries. The Notes are not guaranteed as of the Issue Date by any Subsidiaries of the Company. The Indenture provides that the Notes will be guaranteed by any existing or future Subsidiary of the Company that guarantees any Indebtedness of the Company. As of March 31, 1998, on a pro forma basis after giving effect to the Offering and the application of the net proceeds therefrom, and excluding borrowings that are available under the New Credit Facility, the Company (exclusive of its Subsidiaries) would have had no Indebtedness outstanding other than the Notes, and the Company's Subsidiaries would have had Indebtedness of $0.6 million outstanding. The Indenture limits, subject to certain financial tests and exceptions, the amount of additional Indebtedness that the Company and its Restricted Subsidiaries may incur. See
"-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock."

     As of the Issue Date, all of the Company's Subsidiaries will be Restricted Subsidiaries. Under certain circumstances, the Company will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture.

PRINCIPAL, MATURITY AND INTEREST

     The Notes will be limited in aggregate principal amount to $200 million, $130 million of which were issued in the Offering, and will mature on June 1, 2008. Additional amounts may be issued after the date of the Indenture in one or more series from time to time subject to the limitations set forth under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock" and restrictions contained in any Credit Facility, including the New Credit Facility, and any other agreement to which the Company is a party at the time of such issuance. The Company has agreed not to offer, issue or sell any notes, bonds or other amounts under the Indenture other than the $130 million of Notes offered in the Offering and the Exchange Notes for a period of 180 days from the date of the Indenture without the prior written consent of Lehman Brothers. Interest on the Notes will accrue at the rate of 8 3/4% per annum and will be payable semi-annually in arrears on each June 1 and December 1, commencing on December 1, 1998, to Holders of record on the immediately preceding May 15 and November 15. Interest on the Notes will accrue from the most recent date to which interest and, in the case of the Old Notes only, Liquidated Damages, if any, has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, and interest and, in the case of the Old Notes only, Liquidated Damages, if any, on the Notes will be payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the

Company, payment of interest and, in the case of the Old Notes only, Liquidated Damages, if any, may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders of Notes; provided that all payments with respect to Notes the Holders of which have given wire transfer instructions to the Company will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. The Notes will be issued in denominations of $1,000 and integral multiples thereof.

SUBSIDIARY GUARANTEES

     As of the Issue Date the Company's payment obligations under the Notes were not guaranteed by any of the Company's Subsidiaries. The Indenture provides that if any Subsidiary of the Company, after the Issue Date, guarantees any Indebtedness of the Company, including Indebtedness under any credit facility, then such Subsidiary shall (i) execute a supplemental indenture in form and substance satisfactory to the Trustee providing that such Subsidiary shall become a Guarantor under the Indenture and (ii) deliver an opinion of counsel to the effect that such supplemental indenture has been duly authorized and executed by such Subsidiary. In the event a Subsidiary becomes a Guarantor in the future, the obligations of such Guarantor under its Subsidiary Guarantee will be a general unsecured obligation of the Guarantor ranking pari passu in right of payment with all other current or future senior Indebtedness of such Guarantor, and senior in the right of payment to any Subordinated Indebtedness of such Guarantor. The obligations of each Guarantor under any future Subsidiary Guarantee will be limited to the maximum amount the Guarantors are permitted to guarantee under applicable law without creating a "fraudulent conveyance." See "Risk Factors -- Fraudulent Conveyance Considerations."

     The Indenture provides that no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person whether or not affiliated with such Guarantor unless (i) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under the Notes and the Indenture; (ii) immediately after giving effect to such transaction, no Default or Event of Default exists; (iii) such Guarantor, or any Person formed by or surviving any such consolidation or merger, would have Consolidated Net Worth (immediately after giving effect to such transaction) equal to or greater than the Consolidated Net Worth of such Guarantor immediately preceding the transaction; and (iv) the Company would be permitted by virtue of the Company's pro forma Fixed Charge Coverage Ratio, immediately after giving effect to such transaction, to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock."

     Notwithstanding the foregoing paragraph, (i) any Guarantor may consolidate with, merge into or transfer all or a part of its properties and assets to the Company or any other Guarantor and (ii) any Guarantor may merge with a Wholly Owned Restricted Subsidiary of the Company that has no significant assets or liabilities and was incorporated solely for purpose of reincorporating or redomesticating such Guarantor in another State of the United States or, if such Guarantor was organized under the laws of a jurisdiction other than a State of the United States, in any foreign country that is a member of the Organization for Economic Cooperation and Development; provided that, in each case, such merged entity continues to be a Guarantor.

     The Indenture provides that upon (i) the release by the lenders under all Indebtedness of the Company of all guarantees of a Guarantor and all Liens on the property and assets of such Guarantor relating to such Indebtedness, or (ii) a sale or other disposition of all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the capital stock of any Guarantor in compliance with the Indenture to any entity that is not the Company or a Subsidiary, then such Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the capital stock of such Guarantor), or the Person acquiring the property (in the event of such a sale or other disposition of all of the assets of such Guarantor), will be released and relieved of any obligations under its Subsidiary Guarantee; provided, however, that any such termination shall occur only to the extent that all obligations of such Guarantor under such Indebtedness and all of its guarantees of, and under all of its pledges of assets or other security interests which secure, Indebtedness of the Company shall also terminate upon such release, sale or transfer and, in the event of any sale or other disposition, that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture. See "-- Repurchase at the Option of Holders -- Asset Sales."

OPTIONAL REDEMPTION

     The Notes are not redeemable at the Company's option prior to June 1, 2003. Thereafter, the Notes are subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and, in the case of the Old Notes only, Liquidated Damages, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on June 1 of the years indicated below:

                       YEAR                         PERCENTAGE
                       ----                         ----------
2003..............................................   104.375%
2004..............................................   102.917%
2005..............................................   101.458%
2006 and thereafter...............................   100.000%

     Notwithstanding the foregoing, at any time before June 1, 2001, the Company may on any one or more occasions redeem up to an aggregate of 35% of the principal amount of Notes outstanding at a redemption price of 108.75% of the principal amount thereof, plus accrued and unpaid interest, if any, and, in the case of the Old Notes only, Liquidated Damages, if any, thereon, to the redemption date, with the net cash proceeds of any Public Equity Offering; provided that at least 65% of the aggregate principal amount of Notes outstanding on the Issue Date remain outstanding immediately after each occurrence of such redemption; and provided, further, that each such redemption shall occur within 60 days of the date of the closing of such Public Equity Offering.

SELECTION AND NOTICE

     If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest and, in the case of the Old Notes only, Liquidated Damages, if any, cease to accrue on Notes or portions of them called for redemption.

MANDATORY REDEMPTION

     Except as set forth below under "-- Repurchase at the Option of Holders," the Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

REPURCHASE AT THE OPTION OF HOLDERS

     Change of Control. Upon the occurrence of a Change of Control, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and, in the case of the Old Notes only, Liquidated Damages, if any, thereon, to the date of purchase (the "Change of Control Payment"). Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.

     On the Change of Control Payment Date, the Company will, to the extent lawful, (i) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (iii) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Indenture will provide that, prior to complying with the provisions of this covenant, but in any event within 90 days following a Change of Control, the Company will either repay all outstanding Indebtedness or obtain the requisite consents, if any, under all agreements governing outstanding Indebtedness to permit the repurchase of Notes required by this covenant. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction. The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company. There is little case law interpreting the phrase "all or substantially all" in the context of an indenture. Because there is no precise established definition of this phrase, the ability of a holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, exchange or other transfer of all or substantially all of the Company's assets to a Person or a Group may be uncertain.

     The Credit Facility limits the ability of the Company to purchase any Notes and provides that certain change of control events with respect to the Company would constitute a default thereunder. Any future Credit Facilities or other agreements relating to Indebtedness to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the Credit Facility. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of Notes.

     The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

     Asset Sales. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, engage in an Asset Sale unless (i) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (which shall be determined in good faith by the Company's Board of Directors) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents; provided that the amount of (x) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet), of the Company or any Restricted Subsidiary of the Company (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability and (y) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are immediately converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received), shall be deemed to be cash for purposes of this provision and provided, further, that any Asset Sale pursuant to a condemnation, appropriation or other similar taking, including by deed in lieu of condemnation, or pursuant to the foreclosure or other enforcement of a Permitted Lien or exercise by the related lienholder of rights with respect thereto, including by deed or assignment in lieu of foreclosure shall not be required to satisfy the conditions set forth in clauses (i) and
(ii) of this paragraph.

     Within 270 days after the receipt of any Net Proceeds from an Asset Sale, the Company or such Restricted Subsidiary, as the case may be, may apply such Net Proceeds, at its option, (a) to permanently repay Indebtedness for borrowed money other than Subordinated Indebtedness (and to correspondingly permanently reduce the commitments with respect thereto in the case of revolving borrowings), (b) to acquire a controlling interest in another business or all or substantially all of the assets of a business, engaged in a Permitted Business, or (c) to acquire other non-current assets to be used in a Permitted Business, provided that the Company or such Restricted Subsidiary will have complied with clause (b) or (c) if, within 270 days of such Asset Sale, the Company or such Restricted Subsidiary shall have commenced and not completed or abandoned an investment in compliance with clause (b) or (c) and such Investment is substantially completed within 90 days after the first anniversary of such Asset Sale. Pending the final application of any such Net Proceeds, the Company may temporarily reduce Indebtedness under any Credit Facility or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph shall be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10 million, the Company shall be required to make an offer to all Holders of Notes and other Indebtedness that ranks by its terms pari passu in right of payment with the Notes and the terms of which contain substantially similar requirements with respect to the application of net proceeds from asset sales as are contained in the Indenture (an "Asset Sale Offer") to purchase on a pro rata basis the maximum principal amount of the Notes, that is an integral multiple of $1,000, that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest and, in the case of Old Notes only, Liquidated Damages, if any, to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Notes and other such Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

CERTAIN COVENANTS

     Restricted Payments. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company) or to the direct or indirect holders of the Company's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such

(other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company); (ii) purchase, redeem or otherwise acquire or retire for value (including without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company (other than any such Equity Interests owned by a Wholly Owned Restricted Subsidiary of the Company); (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes, except a payment of interest or principal at Stated Maturity; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

          (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

          (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock"; and

          (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company or any of its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (ii), (iii), (iv), (v), (vi) or (vii) of the next succeeding paragraph), is less than the sum of (i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter immediately following the Issue Date to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (ii) 100% of the aggregate net proceeds received by the Company (including the fair market value of non-cash proceeds as determined in good faith by the Board of Directors of the Company less issuance costs) from the issue or sale, in either case, since the Issue Date of (A) Equity Interests of the Company (other than Disqualified Stock), or (B) Disqualified Stock or debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible or exchangeable debt securities) sold to a Restricted Subsidiary of the Company and other than Disqualified Stock or debt securities that have been converted or exchanged into Disqualified Stock), plus (iii) in case any Unrestricted Subsidiary has been redesignated a Restricted Subsidiary pursuant to the terms of the Indenture or has been merged, consolidated or amalgamated with or into, or transfers or conveys assets to or is liquidated into, the Company or a Restricted Subsidiary and provided that no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof, the lesser of (A) the book value (determined in accordance with GAAP) at the date of such redesignation, combination or transfer of the aggregate Investments made by the Company and its Restricted Subsidiaries in such Unrestricted Subsidiary (or of the assets transferred or conveyed, as applicable) and (B) the fair market value of such Investment in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), in each case as determined in good faith by the Board of Directors of the Company, whose determination shall be conclusive and evidenced by a resolution of such Board and, in each case, after deducting any Indebtedness associated with the Unrestricted Subsidiary so designated or combined or with the assets so transferred or conveyed, plus (iv) to the extent not already included in Consolidated Net Income for such period, without duplication, any Restricted Investment that was made after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of such Restricted Investment, plus (v) $10 million.

     The foregoing provisions shall not prohibit (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (ii) the redemption, repurchase, retirement, defeasance or other acquisition of any Indebted-ness which is subordinated to the Notes or Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of, Equity Interests of the Company (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (c)(ii) of the preceding paragraph; (iii) the defeasance, redemption, repurchase or other acquisition of Indebtedness which is subordinated to the Notes with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness; (iv) the payment of any dividend or distribution by a Restricted Subsidiary of the Company to the holders of its common Equity Interests on a pro rata basis; (v) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any employee or director of the Company (or any of its Subsidiaries), or any former employee or director of the Company (or any of its Subsidiaries) issued pursuant to any management equity plan or stock option plan or any other management or employee benefit plan, agreement or trust; provided, however, that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests pursuant to this clause (v) shall not exceed $1 million in any twelve-month period; (vi) repurchases of Equity Interests deemed to occur upon the cashless exercise of stock options; and (vii) reasonable and customary directors' fees to the members of the Company's Board of Directors, provided that such fees are consistent with past practice, provided, further, that, with respect to clauses (ii), (iii), (v), (vi) and
(vii) above, no Default or Event of Default shall have occurred and be continuing immediately after such transaction.

     In determining whether any Restricted Payment is permitted by the foregoing covenant, the Company may allocate or reallocate all or any portion of such Restricted Payment among the clauses (i) through (vii) of the preceding paragraph or among such clauses and the first paragraph of this covenant including clauses (a), (b) and (c), provided that at the time of such allocation or reallocation, all such Restricted Payments, or allocated portions thereof, would be permitted under the various provisions of the foregoing covenant.

     The amount of all Restricted Payments (other than cash) shall be the Fair Market Value (as evidenced by a resolution of the Board of Directors of the Company set forth in an Officers' Certificate delivered to the Trustee) on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment, such determination to be based upon an opinion or appraisal by an Independent Financial Advisor if the fair market value of any Restricted Payment is greater than $10 million. Not later than (i) the end of any calendar quarter in which any Restricted Payment is made or (ii) the making of a Restricted Payment which, when added to the sum of all previous Restricted Payments made in a calendar quarter, would cause the aggregate of all Restricted Payments made in such quarter to exceed $5 million, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this covenant were computed, which calculations may be based upon the Company's latest available financial statements.

     The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if (i) immediately after giving effect to such designation, the Company is able to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test under the first paragraph of the covenant described below under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock", (ii) immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing and (iii) the Company certifies that such designation complies with this covenant. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions. Notwithstanding the foregoing, if, at any time, any Unrestricted Subsidiary would fail to meet the requirements under the definition of Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred as of such date.

     For purposes of making the determination as to whether such designation would cause a Default or Event of Default, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the greatest of (i) the net book value (determined in accordance with GAAP) of such Investments at the time of such designation, (ii) the fair market value of such Investments at the time of such designation and (iii) the original fair market value of such Investments at the time they were made. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

     Incurrence of Indebtedness and Issuance of Preferred Stock. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired
Debt) and that the Company shall not issue any Disqualified Stock and shall not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that (a) the Company and any Guarantor may incur Indebtedness (including Acquired Debt), (b) the Company may issue shares of Disqualified Stock or (c) a Restricted Subsidiary may incur Acquired Debt, if, in each case, the Company's Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.25 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

     The provisions of the first paragraph of this covenant shall not apply to the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

          (i) the incurrence by the Company and the Guarantors of Indebtedness represented by the Notes and the Subsidiary Guarantees;

          (ii) the incurrence by the Company of Indebtedness and letters of credit pursuant to any Credit Facility (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company thereunder) in an aggregate principal amount not to exceed $75.0 million, less the sum of (a) the amount of Purchase Money Indebtedness incurred by the Company or any of its Restricted Subsidiaries under clause
     (vi) below and outstanding and (b) the aggregate amount of all proceeds of Assets Sales that have been applied since the Issue Date to permanently reduce the outstanding amount of such Indebtedness pursuant to the covenant described above under the caption "-- Repurchase at the Option of Holders -- Asset Sales";

          (iii) the incurrence by the Company or any of its Restricted Subsidiaries of Existing Indebtedness;

          (iv) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, Indebtedness that was permitted by the Indenture to be incurred;

          (v) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that (i) if the Company or any Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinate to the payment in full of all Obligations with respect to the Notes and (ii) (A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be;

          (vi) the incurrence by the Company or any of its Restricted Subsidiaries of Purchase Money Indebtedness, in an aggregate principal amount (or amount of Capital Lease Obligation), including all

     Permitted Refinancing Indebtedness incurred to refund, refinance or replace Purchase Money Indebtedness incurred pursuant to this clause (vi), not to exceed $45.0 million at any time outstanding.

          (vii) the incurrence by the Company or any of its Restricted Subsidiaries of obligations in the ordinary course of business under (A) trade letters of credit which are to be repaid in full not more than one year after the date on which such Indebtedness is originally incurred to finance the purchase of goods by the Company or a Restricted Subsidiary of the Company; (B) standby letters of credit issued for the purpose of supporting (1) workers' compensation liabilities of the Company or any of its Restricted Subsidiaries, or (2) performance, payment, deposit or surety obligations of the Company or any of its Restricted Subsidiaries; and (C) bid, advance payment and performance bonds and surety bonds of the Company and its Restricted Subsidiaries, and refinancings thereof;

          (viii) the incurrence by the Company or any of its Restricted Subsidiaries of (x) Financial Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk (including with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding), but only to the extent such obligations do not exceed 105% of the aggregate principal amount of the Indebtedness to which such obligations relate, and (y) Currency Hedging Obligations in connection with the conduct of the Permitted Business in currencies other than the United States Dollar, and, in the case of each of clauses (x) and
     (y) not for speculative purposes and incurred in the ordinary course of business consistent with prudent business practices;

          (ix) the guarantee by the Company or any Restricted Subsidiary of the Company of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant; provided, that the guarantee of any Indebtedness under this clause (ix) by a Restricted Subsidiary of the Company that ceases to be a Restricted Subsidiary shall be deemed a Restricted Investment at the time such Restricted Subsidiary's status terminates in an amount equal to the maximum principal amount so guaranteed, for so long as, and to the extent that, such guarantee remains outstanding;

          (x) the issuance by a Restricted Subsidiary of the Company of preferred stock to the Company or to any of its Wholly Owned Restricted Subsidiaries; provided, however, that any subsequent event or issuance or transfer of any Equity Interests that results in the owner of such preferred stock ceasing to be the Company or any of its Wholly Owned Restricted Subsidiaries or any subsequent transfer of such preferred stock to a Person, other than the Company or one of its Restricted Subsidiaries, shall be deemed to be an issuance of preferred stock by such Subsidiary that was not permitted by this clause (x); and

          (xi) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness (in addition to Indebtedness permitted by any other clause of this paragraph) in an aggregate principal amount (or accreted value, as applicable) at any time outstanding not to exceed $10 million.

     For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xi) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness shall be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

     Liens. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens, to secure (a) any Indebtedness of the Company or such Restricted Subsidiary, unless prior to, or contemporaneously therewith, the Notes are equally and ratably secured, or (b) any Indebtedness of any Guarantor, unless prior to, or contemporaneously therewith, the Subsidiary

Guarantees are equally and ratably secured; provided, however, that if such Indebtedness is expressly subordinated to the Notes or any Subsidiary Guarantees, the Lien securing such Indebtedness will be subordinated and junior to the Lien securing the Notes or any Subsidiary Guarantees, as the case may be, with the same relative priority as such Indebtedness has with respect to the Notes or any Subsidiary Guarantees.

     Dividend and Other Payment Restrictions Affecting Subsidiaries. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of the Company or the Company to (i)(x) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (y) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries, (ii) make loans or advances to the Company or any of its Restricted Subsidiaries or
(iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (a) the Indenture, the Notes, Existing Indebtedness and the Credit Facility as in effect on the Issue Date and any future Liens that may be permitted to be granted under any other provisions of the Indenture (provided however, that if the New Credit Facility is established on or prior to the Issue Date, the foregoing exception shall not apply thereto), (b) applicable law, (c) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except with respect to Indebtedness incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person or such Person's subsidiaries, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred, (d) restrictions of the nature described in clause (iii) above by reason of customary non-assignment provisions in contracts, agreements, and leases entered into in the ordinary course of business and consistent with past practices, (e) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired, (f) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition, (g) agreements relating to secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under the Indebtedness otherwise permitted to be incurred pursuant to the covenants described under the captions
"-- Incurrence of Indebtedness and Issuance of Preferred Stock" and "-- Liens" that limit the right of the debtor to dispose of assets securing such Indebtedness and (h) Permitted Refinancing Indebtedness in respect of Indebtedness referred to in clause (a), (c) and (e) of this paragraph, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced.

     Merger, Consolidation, or Sale of Assets. The Indenture provides that the Company will not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless
(i) the Company is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately before and after such transaction no Default or Event of Default shall have occurred; and (iv) except in the case of a merger of the Company with or into a Wholly Owned Restricted Subsidiary, the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (A) will have Consolidated Net Worth immediately after the transaction equal to or greater than the

Consolidated Net Worth of the Company immediately preceding the transaction and
(B) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock."

     Transactions with Affiliates. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of any such Person (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1 million, a resolution of its Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above, (b) with respect to any Affiliate Transaction or series of related Affiliate Transaction involving aggregate consideration in excess of $5 million, a resolution of its Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of its Board of Directors, and (c) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an Independent Financial Advisor; provided that none of the following shall be deemed to be Affiliate
Transactions: (1) any employment agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of the Company or such Restricted Subsidiary, as the case may be, (2) transactions between or among the Company and/or its Restricted Subsidiaries, (3) Restricted Payments that are permitted by the covenant described above under the caption "-- Restricted Payments", (4) fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants and of its Restricted Subsidiaries in their capacity as such, to the extent such fees and compensation are reasonable and customary, (5) advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business and consistent with past practices, (6) maintenance in the ordinary course of business of customary benefit programs or arrangements for employees, officers or directors, including vacation plans, health and life insurance plans, deferred compensation plans and retirement or savings plans and similar plans,
(7) fees and compensation paid to, and indemnity provided on behalf of, officers, directors or employees of the Company or any of its Restricted Subsidiaries, as determined by the Board of Directors of the Company or of any such Restricted Subsidiary, to the extent such fees and compensation are reasonable and customary as determined by the Board of Directors of the Company or such Restricted Subsidiary, and (8) transactions between the Company and its Restricted Subsidiaries, on the one hand, and any Permitted Holders, on the other, for the purposes of providing investment banking, financial advisory, banking and other financial services, to the extent such fees and compensation to such Permitted Holders in such transactions are reasonable and customary as determined by the Board of Directors of the Company or such Restricted Subsidiary.

     Sale-and-Leaseback Transactions. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale-and-leaseback transaction; provided, however, that the Company or any Restricted Subsidiary, as applicable, may enter into a sale-and-leaseback transaction if (i) the Company or such Restricted Subsidiary could have (a) incurred Indebtedness in an amount equal to the Attributable Indebtedness relating to such sale-and-leaseback transaction pursuant to the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock" and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described under the caption "-- Liens," (ii) the gross cash proceeds of such sale-and-leaseback transaction are at least equal to the Fair Market Value (as determined in accordance with the definition of such term, the results of which determination shall be set forth in an Officers' Certificate delivered to the Trustee) of the property that is the subject of such sale-and-leaseback transaction and (iii) the transfer of assets in such sale-and-leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described above under the caption "-- Repurchase at the Option of Holders -- Asset Sales."

     Business Activities. The Indenture provides that the Company will not, and the Company will not permit any of its Restricted Subsidiaries to, directly or indirectly, engage in any line of business other than a Permitted Business, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

     Payments for Consent. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture, the Subsidiary Guarantees or the Notes unless such consideration is offered to be paid or is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

     Reports. The Indenture will provide that whether or not the Company is required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company will furnish to each of the Holders of Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such financial information, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and any consolidated Subsidiaries and, with respect to the annual information only, reports thereon by the Company's independent public accountants (which shall be firm(s) of established national reputation and (ii) all information that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. All such information and reports shall be delivered to the Holders of Notes on or prior to the dates on which such filings would have been required to be made had the Company been subject to the rules and regulations of the Commission. In addition, whether or not required by the rules and regulations of the Commission, the Company shall file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company has agreed that, for so long as any Old Notes remain outstanding, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

     The Indenture provides that each of the following constitutes an Event of
Default: (i) default for 30 days in the payment when due of interest on, or, in the case of the Old Notes only, Liquidated Damages with respect to, the Notes,
(ii) default in payment when due of the principal of or premium, if any, on the Notes; (iii) failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described under the captions "-- Certain
Covenants -- Restricted Payments," "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," "-- Certain Covenants -- Merger, Consolidation, or Sale of Assets," and "-- Repurchase at the Option of Holders";
(iv) failure by the Company or any of its Restricted Subsidiaries for 30 days after notice to comply with any of its other agreements in the Indenture or the Notes; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates without duplication $5 million or more and such default shall not have been cured or acceleration rescinded within five business days after such occurrences; (vi) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $5 million (excluding amounts covered by insurance), which judgments are not paid, discharged or stayed for a period of 60 days; (vii) certain events of bankruptcy or insolvency with respect to the Company or any of its Restricted Subsidiaries or Significant Subsidiaries; and (viii) except as permitted by the Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee (other than by reason of the termination of the Indenture or the release of any such Subsidiary Guarantee in accordance with the Indenture).

     If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest or, in the case of the Old Notes only, Liquidated Damages) if it determines that withholding notice is in their interest.

     The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest and, in the case of the Old Notes only, Liquidated Damages, if any, on, or the principal of, the Notes.

     The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of the Company or the Guarantors, as such, shall have any liability for any obligations of the Company under the Notes, the Subsidiary Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes ("Legal Defeasance") except for (i) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest and, in the case of the Old Notes only, Liquidated Damages, if any, on such Notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and, in the case of the Old Notes only, Liquidated Damages, if any, on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound; (vi) the Company must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (viii) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

SATISFACTION AND DISCHARGE

     The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when (a) either (i) all such Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has heretofore been deposited in trust and thereafter repaid to the Company) have been delivered to the Trustee for cancellation; or (ii) all such Notes not theretofore delivered to such Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year and the Company has irrevocably deposited or caused to be deposited with such Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on such Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption; (b) no Default or Event of Default with respect to the Indenture or the Notes shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company is a party or by which the

Company is bound; (c) the Company has paid or caused to be paid all sums payable by it under the Indenture; and (d) the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of such Notes at maturity or the redemption date, as the case may be. In addition, the Company must deliver an Officers' Certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

TRANSFER AND EXCHANGE

     A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

     The registered Holder of a Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next two succeeding paragraphs, the Indenture, the Notes or the Subsidiary Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).

     Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder): (i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption
"-- Repurchase at the Option of Holders"), (iii) reduce the rate of or change the time for payment of interest or, in the case of the Old Notes only, Liquidated Damages on any Note, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest or, in the case of the Old Notes only, Liquidated Damages, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Note payable in money other than that stated in the Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or premium, if any, or interest or, in the case of the Old Notes only, Liquidated Damages, if any, on the Notes, (vii) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption "-- Repurchase at the Option of Holders") or (viii) make any change in the foregoing amendment and waiver provisions.

     Notwithstanding the foregoing, without the consent of any Holder of Notes, the Company and the Trustee may amend or supplement the Indenture, the Notes or the Subsidiary Guarantees to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's obligations to Holders of Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act or to allow any Guarantor to guarantee the Notes.

CONCERNING THE TRUSTEE

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

     Anyone who receives this Prospectus may obtain a copy of the Indenture without charge by writing to GulfMark Offshore, Inc., 5 Post Oak Park, Suite 1170, Houston, Texas 77027, Attention: Frank R. Pierce, Executive Vice President.

BOOK-ENTRY, DELIVERY AND FORM

     The Old Notes held by Qualified Institutional Buyers are represented by the Old Global Note and the Exchange Notes will be represented by the Exchange Global Note. The Old Global Note initially was deposited, and the Exchange Global Note will be deposited, upon issuance with the Trustee as custodian for the Depositary, in New York, New York, and registered in the name of the Depositary or its nominee, in each case for credit to an account of a direct or indirect participant as described below.

     Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See "-- Depositary Procedures -- Exchange of Book-Entry Notes for Certificated Notes."

     The Old Global Note (including beneficial interests in the Old Global Notes) will bear a restrictive legend describing certain restrictions on transfer to which it is subject. See "The Exchange Offer -- Consequences of Failure to Exchange." In addition, transfer of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of the Depositary and its direct or indirect participants (including, if applicable, those of the Euroclear System ("Euroclear") and Cedel Bank, S.A. ("CEDEL")), which may change from time to time.

     The Notes may be presented for registration of transfer and exchange at the offices of the Registrar.

DEPOSITARY PROCEDURES

     The Depositary has advised the Company that the Depositary is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Participants or Indirect Participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of the Depositary are recorded on the records of the Participants and Indirect Participants.

     The Depositary has also advised the Company that pursuant to procedures established by it, (i) upon deposit of the Global Notes, the Depositary will credit the accounts of Participants with portions of the principal amount of Global Notes of the individual beneficial interests represented by such Global Notes and (ii) ownership of such interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to Participants) or by Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

     Investors in the Global Notes may hold their interests therein directly through the Depositary, if they are Participants in such system, or indirectly through organizations (including Euroclear and CEDEL that are Participants in such system.

     The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interest in a Global Note to such persons may be limited to that extent. Because the Depositary can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having a beneficial interest in the Global Notes to pledge such interest to persons or entities that do not participate in the Depositary system, or otherwise take actions in respect of such interests, may be affected by the lack of physical certificate evidencing such interest. For certain other restrictions on the transferability of the Notes, see "-- Exchange of Book-Entry Notes for Certificated Notes."

     EXCEPT AS DESCRIBED BELOW, OWNERS OF INTERESTS IN THE GLOBAL NOTES WILL NOT HAVE NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS, OR HOLDERS THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.

     Payments in respect of the principal and premium and, in the case of Old Notes only, Liquidated Damages, if any, and interest on a Global Note registered in the name of the Depositary or its nominee will be payable by the Trustee to the Depositary or its nominee in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for (i) any aspect of the Depositary's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Notes, or for maintaining, supervising or reviewing any of the Depositary's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes or (ii) any other matter relating to the actions and practices of the Depositary or any of its Participants or Indirect Participants.

     The Depositary has advised the Company that its current practices, upon receipt of any payment in respect of securities such as the Notes (including principal and interest and, in the case of Old Notes only, Liquidated Damages, if any), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security such as the Global Notes as shown on the records of the Depositary. Payments by Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will not be the responsibility of the Depositary, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by the Depositary or its Participants in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from the Depositary or its nominee as the registered owner of the Notes for all purposes.

     Interests in the Global Notes will trade in the Depositary's Same-Day Funds Settlement System and secondary market trading activity in such interests will, therefore, settle in immediately available funds, subject in all cases to the rules and procedures of the Depositary and its Participants. Transfers between

Participants in the Depositary will be effective in accordance with the Depositary's procedures, and will be settled in same-day funds.

     The Depositary has advised the Company that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Participants to whose account the Depositary interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given direction. However, if there is an Event of Default under the Notes, the Depositary reserves the right to exchange Global Notes for legend Notes in certificated form, and to distribute such Notes to its Participants.

     The information in this section concerning the Depositary, Euroclear and CEDEL and their book-entry systems has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

     Although the Depositary has agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among Participants in the Depositary it is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Initial Purchasers or the Trustee will have any responsibility for the performance by the Depositary or its respective Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

     Exchange of Book-Entry Notes for Certificated Notes. A Global Note is exchangeable for definitive Notes in registered certificated form if (i) the Depositary (A) notifies the Company that it is unwilling or unable to continue as depository for the Global Note and the Company thereupon fails to appoint a successor depository or (B) has ceased to be a clearing agency registered under the Exchange Act or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause issuance of the Notes in certificated form. In addition, beneficial interests in a Global Note may be exchanged for certificated Notes upon request but only upon at least 20 days prior written notice given to the Trustee by or on behalf of the Depositary in accordance with customary procedures. In all cases, certificated Notes delivered in exchange for any Global Note or beneficial interest therein will be registered in names, and issued in any approved denominations, requested by or on behalf of the Depositary (in accordance with its customary procedures) and will bear, in the case of the Old Global Note, a restrictive legend specifying certain restrictions on transfer referred to in "The Exchange Offer -- Consequences of Failure to Exchange", unless the Company determines otherwise in compliance with applicable law.

     Certificated Notes. Subject to certain conditions, any person having a beneficial interest in the Global Note may, upon request to the Trustee, exchange such beneficial interest for Notes in the form of certificated Notes. Upon any such issuance, the Trustee is required to register such certificated Notes in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). All such certificated Old Notes would be subject to legend requirements specifying certain restrictions on transfer described herein under "The Exchange Offer -- Consequences of Failure to Exchange." In addition, if (i) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depository and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in the form of certificated Notes under the Indenture, then, upon surrender by the Global Note Holder of its Global Note, Notes in such form will be issued to each person that the Global Note Holder and the Depositary identify as being the beneficial owner of the related Notes.

     Neither the Company nor the Trustee will be liable for any delay by the Global Note Holder or the Depositary in identifying the beneficial owners of Notes and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or the Depositary for all purposes.

     Same Day Settlement and Payment. The Indenture will require that payments in respect of the Notes represented by the Global Note (including principal, premium, if any, interest and, in the case of the Old Notes only, Liquidated Damages, if any) be made by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. With respect to certificated Notes, the Company will make all payments of principal, premium, if any, interest and, in the case of the Old Notes only, Liquidated Damages, if any, by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. The Company expects that secondary trading in the certificated Notes will also be settled in immediately available funds.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

     Pursuant to the Registration Rights Agreement, the Company has agreed to file with the Commission the Exchange Offer Registration Statement on the appropriate form under the Securities Act to allow the Holders of Transfer Restricted Securities who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for Exchange Notes and thereafter, to allow Lehman Brothers Inc. to engage in market-making transactions with respect to sales of the Exchange Notes. Accordingly, the Company will prepare and include within the Exchange Offer Registration Statement a prospectus relating to the Exchange Offer and a prospectus relating solely to sales of Exchange Notes by Lehman Brothers Inc. in market-making transactions (including Exchange Notes received in exchange for Old Notes acquired by Lehman Brothers Inc. in market-making transactions). If (i) the Company is not required to file the Exchange Offer Registration Statement or permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy or (ii) any Holder of Transfer Restricted Securities notifies the Company within 20 business days following consummation of the Exchange Offer that (A) it is prohibited by law or Commission policy from participating in the Exchange Offer or (B) it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales or
(C) that it is a broker-dealer and owns Notes acquired directly from the Company or an affiliate of the Company, the Company will file with the Commission a Shelf Registration Statement to cover resales of the Notes by the Holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. The Company will use its best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission. For purposes of the foregoing, "Transfer Restricted Securities" means each Old Note until (i) the date on which such Old Note has been exchanged by a person other than a broker-dealer for a Exchange Note in the Exchange Offer, (ii) following the exchange by a broker-dealer in the Exchange Offer of an Old Note for an Exchange Note, the date on which such Exchange Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the appropriate prospectus contained in the Exchange Offer Registration Statement,
(iii) the date on which such Old Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iv) the date on which such Old Note is distributed to the public pursuant to Rule 144 under the Securities Act.

     The Registration Rights Agreement provides that (i) the Company will file an Exchange Offer Registration Statement with the Commission on or prior to 60 days after the Closing Date, (ii) the Company will use its best efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to 150 days after the Closing Date, (iii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company will commence the Exchange Offer and use its best efforts to issue on or prior to 30 business days after the date on which the Exchange Offer Registration Statement was declared effective by the Commission, Exchange Notes in exchange for all Old Notes tendered prior thereto in the Exchange Offer and (iv) if obligated to file the Shelf Registration Statement, the Company will use its best efforts to file the Shelf Registration Statement with the Commission on or prior to 60 days after such filing obligation arises (and in any event within 150 days after the Closing Date) and to cause the Shelf Registration to be declared effective by the Commission on or prior to 60 days after the date upon which the Company is obligated to make such filing. If (a) the Company fails to file any of the Registration Statements required by the Registration Rights Agreement on or before the date specified for such filing, (b) any of such Registration Statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), or (c) the Company fails to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement, or (d) the Shelf Registration Statement or the Exchange Offer

Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above a "Registration Default"), then the Company will pay Liquidated Damages to each Holder of Old Notes, with respect to the first 90-day period immediately following the occurrence of such Registration Default in an amount equal to $0.05 per week per $1,000 principal amount of Notes held by such Holder. The amount of the Liquidated Damages will increase by an additional $0.05 per week per $1,000 principal amount of Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $0.50 per week per $1,000 principal amount of Notes. All accrued Liquidated Damages on the Old Notes will be paid by the Company on each Damages Payment Date to the Old Global Note Holder by wire transfer of immediately available funds or by federal funds check and to Holders of Certificated Securities by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified. Following the cure of all Registration Defaults, the accrual of Liquidated Damages on the Old Notes will cease.

     Holders of Old Notes will be required to make certain representations to the Company (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Old Notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages with respect to the Old Notes set forth above.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person or (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person; provided that, in each case, such Indebtedness was not incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, or such encumbered asset being acquired by such Person.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

     "Asset Sale" means (i) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than in the ordinary course of business consistent with past practices (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the covenants described above under the captions "-- Repurchase at the Option of Holders -- Change of Control" and "-- Certain Covenants -- Merger, Consolidation, or Sale of Assets" and not by the provisions of the covenant described above under the caption
"-- Repurchase at the Option of Holders -- Asset Sales"), and (ii) the issue or sale by the Company or any of its Restricted Subsidiaries of Equity Interests of any of the Company's Restricted Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $2 million or (b) for Net Proceeds in excess of $2 million; provided that the following will not be deemed to be Asset
Sales: (A) a transfer of assets by the Company to a Restricted Subsidiary of the Company or by a Restricted Subsidiary of the Company to the

Company or to another Restricted Subsidiary of the Company, (B) an issuance or sale of Equity Interests by a Restricted Subsidiary of the Company to the Company or to another Restricted Subsidiary of the Company, (C) (x) a Permitted Investment or (y) a Restricted Payment that is permitted by the covenant described above under the caption "-- Certain Covenants -- Restricted Payments",
(D) any disposition of assets resulting from the enforcement or foreclosure of Liens permitted to be incurred under the covenant described above under the caption "-- Certain Covenants -- Liens" and (E) any disposition of assets in trade or exchange for assets of comparable Fair Market Value related to the Permitted Business of the Company, provided that (x) in any such trade or exchange with a Fair Market Value in excess of $10 million, the Company shall obtain an opinion or report from a nationally recognized investment banking firm, appraisal firm or other valuation expert confirming that the assets received by the Company and the Restricted Subsidiaries in such trade or exchange have a fair market value of at least the fair market value of the assets so traded or exchanged and (y) any cash or Cash Equivalent received by the Company or a Restricted Subsidiary in connection with such trade or exchange (net of direct costs relating to such transaction) shall be treated as Net Proceeds of an Asset Sale and shall be applied in the manner set forth in the covenant described under the caption "-- Repurchase at the Option of Holders -- Asset Sales."

     "Attributable Indebtedness" in respect of a sale and leaseback transaction means, as at the time of determination, the present value (discounted at the interest rate implicit in such transaction, determined in accordance with GAAP) of the total obligations of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended). As used in the preceding sentence, the "net rental payment" under any lease for any such period shall mean the sum of rental and other payments required to be paid with respect to such period by the lessee thereunder, excluding any amounts required to be paid by such lessee on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges. In the case of any lease which is terminable by the lessee upon payment of a penalty, such net rental payment shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

     "Board of Directors" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participation, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and
(iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition, (iii) certificates of deposit and Eurodollar time deposits with maturities of not more than one year from the date of acquisition, bankers' acceptances with maturities of not more than one year from the date of acquisition and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thompson Bank Watch Rating of "B" or better or any commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development ("OECD") and has total assets in excess of $500 million, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses
(ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Rating Group with maturities of not more than one year from the date of acquisition, (vi) deposits available for withdrawal on demand with any commercial bank not meeting the qualifications specified in clause (iii) above but which is organized under the laws of (a) any country that is a member if the OECD and has total assets of $50 million or (b) any other country in which the Company or any Restricted Subsidiary maintains an office or is engaged in any Permitted Business, provided that, in either case, (A) all such deposits are required to be made in such accounts in the ordinary course of business, (B) such deposits do not exceed at any one time $2 million in the aggregate and (C) no funds so deposited remain on deposit in such bank for more than 30 days, and (vii) investments in money market funds substantially all of whose assets comprise securities or deposits of the types described in clauses (i) through (v).

     "Change of Control" means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group") together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture), other than Permitted Holders, unless immediately following such sale, lease, exchange or other transfer in compliance with the Indenture such assets are owned, directly or indirectly, by the Company or a Wholly Owned Restricted Subsidiary of the Company; (ii) the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture); (iii) the acquisition in one or more transactions, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of Voting Securities of the Company by any Person or Group, other than Permitted Holders, that either (A) beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, at least 50% of the Company's then outstanding voting securities entitled to vote on a regular basis for the board of directors of the Company, or (B) otherwise has the ability to elect, directly or indirectly, a majority of the members of the Company's board of directors, including, without limitation, by the acquisition of revocable proxies for the election of directors; or (iv) the first day on which a majority of the members of the Company's board of directors are not Continuing Directors.

     "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (i) an amount equal to any extraordinary, unusual or non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business) plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income), plus (ii) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus (iii) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (iv) depreciation and amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation and amortization were deducted in computing such Consolidated Net Income, minus (v) non-cash items increasing such Consolidated Net Income for such period, in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Restricted Subsidiary of the referent Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in same proportion) that the Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries (for such period, on a consolidated basis, determined in accordance with GAAP); provided that (i) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary,
(ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, and (iv) the cumulative effect of a change in accounting principles shall be excluded.

     "Consolidated Net Worth" means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common stockholders of such Person and its consolidated Restricted Subsidiaries as of such date plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the Issue Date in the book value of any asset owned by such Person or a consolidated Restricted Subsidiary of such Person, (y) all investments as of such date in unconsolidated Restricted Subsidiaries and in Persons that are not Restricted Subsidiaries (except, in each case, Permitted Investments), and (z) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

     "Consolidated Tangible Assets" means, with respect to any Person as of any date, the amount which, in accordance with GAAP, would be set forth under the caption "Total Assets" (or any like caption) on a consolidated balance sheet of such Person and its Restricted Subsidiaries, less all intangible assets, including, without limitation, goodwill, organization costs, patents, trademarks, copyrights, franchises and research and development costs.

     "Continuing Director" means, as of any date of determination, any member of the Company's board of directors who (i) was a member of the Company's board of directors on the Issue Date or (ii) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election.

     "Credit Facility" means, with respect to the Company, one or more debt facilities, commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, other borrowings (including term loans), receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time. The New Credit Facility, described under "Description of Other Indebtedness," will constitute a Credit Facility under the Indenture.

     "Currency Hedging Obligations" means, with respect to any Person, the net payment Obligations of such Person under agreements or arrangements designed to protect such Person against fluctuations in the currency exchange rates incurred or entered into in the ordinary course of its business and not for speculative purposes.

     "Default" means any event that is or with the passage of time or the giving of notice (or both) would be an Event of Default.

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature, except to the extent that such Capital Stock is solely redeemable with, or solely exchangeable for, any Capital Stock of such Person that is not Disqualified Stock.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Exchange Notes" means notes registered under the Securities Act that are issued under the Indenture in exchange for the Notes pursuant to the Exchange Offer.

     "Existing Indebtedness" means up to $0.6 million in aggregate principal amount (or amount of Capital Lease Obligation) of Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness under any Credit Facility and the Notes) in existence on the Issue Date, until such amounts are repaid.

     "Fair Market Value" means, with respect to consideration received or to be received pursuant to any transaction by any Person, the fair market value of such consideration as determined in good faith by the Board of Directors of the Company.

     "Financial Hedging Obligations" means, with respect to any Person, the net payment Obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates incurred or entered into in the ordinary course of its business and not for speculative purposes.

     "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation or duplication, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), (ii) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period, (iii) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such guarantee or Lien is called upon) and (iv) the product of (a) all dividend payments, whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock), times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

     "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any of its Restricted Subsidiaries incurs, assumes, guarantees or redeems any Indebtedness (other than revolving credit borrowings under any Credit Facility) or issues or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above, (i) acquisitions that have been made by the Company or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income, (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, and (iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, the statements and pronouncements of the Financial Accounting Standards Board and such other statements by such other entities as have been approved by a significant segment of the accounting profession, which are applicable at the date of determination.

     "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantees or obligations the full faith and credit of the United States is pledged.

     "guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof or pledging assets to secure), of all or any part of any Indebtedness.

     "Guarantors" means (i) each of the Company's Restricted Subsidiaries that becomes a guarantor of the Notes in accordance with the provisions of the Indenture described above under "Subsidiary Guarantees" and (ii) each of the Company's Restricted Subsidiaries executing a supplemental indenture in which such Restricted Subsidiary agrees to be bound by the terms of the Indenture; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Subsidiary Guarantee is released in accordance with the terms thereof.

     "Hedging Obligations" means, with respect to any Person, collectively, the Currency Hedging Obligations of such Person and the Financial Hedging Obligations of such Person.

     "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Indebtedness of others secured by a Lien on any asset of such Person (whether or not such Indebtedness is assumed by such Person) and, to the extent not otherwise included, the guarantee by such Person of any Indebtedness or any other liability, whether or not contingent, of any other Person, and whether or not it appears on the balance sheet of such other Person. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof, in the case of any Indebtedness that does not require current payments of interest, and (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

     "Independent Financial Advisor" means a nationally recognized accounting, appraisal or investment banking firm that is, in the reasonable judgment of the Board of Directors, qualified to perform the task for which such firm has been engaged hereunder and disinterested and independent with respect to the Company and its Affiliates; provided, that providing accounting, appraisal or investment banking services to the Company or any of its Affiliates or having an employee, officer or other representative serving as a member of the Board of Directors of the Company or any of its Affiliates will not disqualify any firm from being an Independent Financial Advisor.

     "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other Obligations), advances or capital contributions (excluding commission, travel and entertainment, moving, and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any of its Restricted Subsidiaries sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a direct or indirect Subsidiary of the Company, the Company, or such Restricted Subsidiary, as the case may be, shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the fourth paragraph of the covenant described above under the caption "-- Certain Covenants -- Restricted Payments."

     "Issue Date" means the date on which the Notes are first authenticated and delivered under the Indenture.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in any asset and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

     "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions), or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

     "Net Proceeds" means the aggregate cash proceeds or Cash Equivalents received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting, investment banking and brokers fees, and sales and underwriting commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness (other than Indebtedness under any Credit Facility) secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

     "Non-Recourse Indebtedness" means Indebtedness (i) as to which neither the Company nor any of its Restricted Subsidiaries, (a) provides any guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise), (ii) the incurrence of which will not result in any recourse against any of the assets of the Company or its Restricted Subsidiaries, and (iii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare pursuant to the express terms governing such Indebtedness a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

     "Obligations" means any principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or its Restricted Subsidiaries whether or not a claim for post-filing interest is allowed in such proceeding), penalties, fees, charges, expenses, indemnifications, reimbursement obligations, damages (including Liquidated Damages with respect to the Old Notes), guarantees (including the Subsidiary Guarantees) and other liabilities or amounts payable under the documentation governing any Indebtedness or in respect thereof.

     "Permitted Business" means the lines of business conducted by the Company on the Issue Date and businesses reasonably related or incidental thereto or which is a reasonable extension thereof.

     "Permitted Holders" means Lehman Brothers Holdings Inc., any direct or indirect Subsidiary of Lehman Brothers Holdings Inc., or any other Person directly or indirectly controlled by or under direct or indirect common control with Lehman Brothers Holdings Inc. or any of its direct or indirect Subsidiaries. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

     "Permitted Investments" means (a) any Investment in the Company or in a Restricted Subsidiary of the Company; (b) any Investment in Cash Equivalents or deposit accounts maintained in the ordinary course of business consistent with past practices; (c) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment (i) such Person becomes a Restricted Subsidiary of the Company or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company; (d) any Restricted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption
"-- Repurchase at the Option of Holders -- Asset Sales"; (e) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company; (f) any Investment received in settlement of debts, claims or disputes owed to the Company or any Restricted Subsidiary of the Company that arose out of transactions in the ordinary course of business;
(g) any Investment received in connection with or as a result of a bankruptcy, workout or reorganization of any Person; (h) advances and extensions of credit in the nature of accounts receivable arising from the sale or lease of goods or services or the licensing of property in the ordinary course of business; (i) other Investments by the Company or any Restricted Subsidiary of the Company in any Person having an aggregate fair market value (measured as of the date each such Investment is made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (i) (net of returns of capital, dividends and interest paid on Investments and sales, liquidations and redemptions of Investments), not to exceed 5% of Consolidated Tangible Assets; (j) Investments in the form of intercompany Indebtedness or Guarantees of Indebtedness of a Restricted Subsidiary of the Company permitted under clauses (v) and (ix) of the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock;" and (k) Investments arising in connection with Financial Hedging Obligations or Currency Hedging Obligations that are incurred in the ordinary course of business for the purpose of fixing or hedging currency or interest rate risk (including with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding) in connection with the conduct of the business of the Company and its Subsidiaries and not for speculative purposes.

     "Permitted Liens" means (i) Liens in favor of the Company or any Guarantor;
(ii) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company; (iii) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition; (iv) Liens existing on the Issue Date of the Indenture and any extensions or renewals thereof, provided that such extension or renewal of such Liens does not extend to or cover any other property or assets of the Company or any Restricted Subsidiary; (v) statutory Liens (other than any Lien imposed by ERISA) or landlords and carriers', warehouseman's, mechanics', suppliers', materialmen's, repairmen's or other like Liens arising in the ordinary course of business; (vi) Liens for taxes, assessments, government charges or claims not yet due and payable or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if a reserve or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made therefor;
(vii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (viii) Liens created or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a like nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money); (ix) easements, rights-of-way, licenses, covenants reservations, restrictions and other similar charges or encumbrances not interfering in any material respect with the business of the Company or any Restricted Subsidiary incurred in the ordinary course of business; (x) any attachment or judgment Lien, unless the judgment it secures shall not, within 60 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 60 days after the expiration of any such stay; (xi) any other Liens imposed by operation of law which do not materially affect the Company's or any Guarantor's ability to perform its obligations under the Notes, the Subsidiary Guarantees and the Indenture; (xii) rights of banks to set off deposits against debts owed to said bank; (xiii) Liens upon specific items of inventory or other goods and proceeds of the Company or its Restricted Subsidiaries securing the Company's or any Restricted Subsidiary's obligations in respect of bankers' acceptances issued or created for the account of any such Person to facilitate the purchase, shipment or storage of such inventory or other goods; (xiv) Liens securing reimbursement obligations with respect to letters of credit which encumber documents and other property relating to such letters of credit and the products and proceeds thereof entered into in the ordinary course of business consistent with past practices; (xv) Liens securing Indebtedness that is pari passu in right of payment with the Notes, provided that the Notes are equally and ratably secured; (xvi) Liens to secure Purchase Money Indebtedness or other purchase money obligations incurred for the purpose of financing all or a part of the purchase price or cost of construction or improvement of property, plant or equipment used in the Permitted Business and acquired, constructed or improved after the Issue Date, provided that (1) the principal amount of Indebtedness secured by such Liens shall not exceed 100% of the lesser of cost or Fair Market Value of the property or assets so acquired, constructed or improved plus transaction costs related thereto, (2) such Liens shall not encumber any other property or assets of the Company or any Restricted Subsidiary (other than the charters or other contracts relating solely to such property or assets, and the proceeds therefrom and accessions and upgrades thereto) and (3) such Liens shall attach to such Property or assets within 120 days of the date of the completion of the construction or acquisition of such Property or assets; (xvii) Liens to secure any Permitted Refinancing Indebtedness incurred to refinance any Indebtedness secured by any Lien referred to in the foregoing clauses (ii), (iii), (iv), (xv) and (xvi), provided, however, that such new Lien shall be limited to all or part of the same property that secured the original Lien (provided that such Liens may extend to after-acquired property, including any assets or Capital Stock of any subsequently formed or acquired Subsidiary, if such original Lien included such property or assets as collateral); (xviii) Liens in favor of customs and revenue authorities to secure payment of customs duties in connection with the importation of goods in the ordinary course of business and other similar Liens arising in the ordinary course of business; (xix) leases or subleases granted to third Persons in ordinary course of business consistent with past practices not interfering with the ordinary course of business of the Company or its Restricted Subsidiaries; (xx) deposits made in the ordinary course of business to secure liability to insurance carriers, and Liens on the proceeds of insurance granted to insurance carriers solely to secure the payment of financed premiums; (xxi) Liens in favor of a trustee under any indenture securing amounts due to the trustee in connection with its services under such indenture; (xxii) Liens under licensing agreements for use of intellectual property entered into in the ordinary course of business; (xxiii) Liens incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations that do not exceed $10 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Restricted Subsidiary and (xxiv) any attachment or judgment

Lien not constituting an Event of Default under clause (vi) of the first paragraph of the section described under the caption "-- Events of Default and Remedies."

     "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that: (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued and unpaid interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or a Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "Person" means any individual, corporation, partnership, joint venture, association, joint stock company, trust, limited liability company, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Public Equity Offering" means any public underwritten offering by the Company of Voting Stock (other than Disqualified Stock) of the Company pursuant to registration under the Securities Act of 1933, as amended; provided, however, that the proceeds net of any underwriting discount and commission and other expenses to the Company from any such offering shall be at least $25 million.

     "Purchase Money Indebtedness" of a Person means any Indebtedness represented by Capital Lease Obligations, mortgage or construction financings, purchase money obligations or Acquired Debt, in each case incurred for the purpose of financing all or any part of (i) the purchase price, acquisition cost or cost of construction or improvement of property, plant or equipment used in the Permitted Business of such Person and acquired, constructed or improved after the Issue Date, provided the aggregate principal amount (or Capital Lease Obligation) of such Indebtedness (including the amount of any Acquired Debt incurred in connection with such acquisition, construction, or improvement) shall not exceed the lesser of the Fair Market Value or 70% of the purchase price, acquisition cost or cost of construction or improvement with respect to the property, plant or equipment for which such Indebtedness is being incurred or (ii) the purchase price or acquisition cost for the purchase or acquisition of all of the outstanding Capital Stock of a Person whose assets consist substantially of property, plant or equipment used in the Permitted Business, provided the aggregate principal amount of such Indebtedness (including the amount of any Acquired Debt incurred in connection with, or as a result of, each purchase) shall not exceed the lesser the Fair Market Value of, or 70% of that portion of the purchase price or acquisition cost allocable to, the property, plant or equipment of the Person acquired.

     "Regulation S" means Regulation S promulgated under the Securities Act.

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Subsidiary" of a Person means any Subsidiary of the referenced Person that is not an Unrestricted Subsidiary; provided that, on the Issue Date, all Subsidiaries of the Company shall be Restricted Subsidiaries of the Company.

     "Rule 144A" means Rule 144A promulgated under the Securities Act.

     "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the Indenture.

     "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

     "Subordinated Indebtedness" means any Indebtedness of the Company which is subordinated in right of payment to the Notes.

     "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or an entity described in clause (i) and related to such Person or (b) the only general partners of which are such Person or of one or more entities described in clause (i) and related to such Person (or any combination thereof).

     "Subsidiary Guarantee" means the guarantee of the Notes by any Guarantors pursuant to Article 10 of the Indenture pursuant to the execution and delivery of a supplemental indenture substantially in the form of Exhibit D to the Indenture entered into in accordance with the covenant described above under the caption "-- Subsidiary Guarantees."

     "Unrestricted Subsidiary" means any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors as certified in an Officer's Certificate delivered to the Trustee, but only to the extent that such Subsidiary at the time of designation and thereafter, (a) has no Indebtedness other than Non-Recourse Indebtedness; (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained, in light of all the circumstances, at the time from Persons who are not Affiliates of the Company; (c) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Persons to achieve any specified levels of operating results; (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries; and (e) do not own any Capital Stock of or own or hold any Lien on any property of, the Company or any Restricted Subsidiary of the Company.

     "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

     "Wholly Owned Restricted Subsidiary" means a Restricted Subsidiary (i) 100% of the outstanding Capital Stock and other Equity Interests of which is directly or indirectly owned by the Company or (ii) that is organized in a foreign jurisdiction and is required by the applicable laws and regulations of such jurisdiction to be partially owned by the government of such foreign jurisdiction or individual or corporate citizens of such foreign jurisdiction in order for such Restricted Subsidiary to transact business in such foreign jurisdiction, provided that the Company, directly or indirectly, owns the remaining Capital Stock or ownership interests in such Restricted Subsidiary and, by contract or otherwise, controls the management and business of such Restricted Subsidiary and derives the economic benefits of ownership of such Restricted Subsidiary to substantially the same extent as if such Restricted Subsidiary were a wholly owned Restricted Subsidiary.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following sets forth a summary of the material anticipated federal income tax consequences expected to result to holders from the Exchange Offer and from the purchase, ownership and disposition of the Exchange Notes. The tax consequences of these transactions are uncertain. The discussion of the federal income tax consequences set forth below is based upon the Internal Revenue Code of 1986, as amended (the "Code"), and judicial decisions and administrative interpretations thereunder, as of the date hereof, and such authorities may be repealed, revoked, modified or otherwise interpreted or applied so as to result in federal income tax consequences different from those discussed below. There can be no assurance that the Internal Revenue Service (the "IRS") will not challenge one or more of the tax consequences described herein, and the Company has not obtained, nor does it intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the United States federal income tax consequences of acquiring or holding Exchange Notes. As used herein, United States Holders means (i) citizens or residents (within the meaning of Section 7701(b) of the Code) of the United States, (ii) corporations, partnerships or other entities created in or under the laws of the United States or any political subdivision thereof, (iii) estates, the income of which is subject to United States federal income taxation regardless of its source, and (iv) in general, trusts subject to the primary supervision of a court within the United States and the control of a United States person as described in Section 7701(a)(30) of the Code.

     This discussion does not purport to deal with all aspects of United States federal income taxation that may be relevant to a particular Holder in light of the Holder's circumstances (for example, persons subject to the alternative minimum tax provisions of the Code). Also, it is not intended to be wholly applicable to all categories of investors, some of which (such as dealers in securities, banks, insurance companies, tax-exempt organizations, and persons holding Exchange Notes as part of a hedging or conversion transaction or straddle or persons deemed to sell Exchange Notes under the constructive sale provisions of the Code) may be subject to special rules. The discussion below is premised upon the assumption that the Exchange Notes and Old Notes constitute indebtedness for U.S. federal income tax purposes, and that the Old Notes and Exchange Notes are held (or would be held if acquired) as capital assets within the meaning of Section 1221 of the Code. This summary does not discuss the tax considerations applicable to subsequent purchasers. The discussion also does not discuss any aspect of state, local or foreign law, nor federal estate and gift tax law.

EXCHANGE OF NOTES

     The exchange of Old Notes for Exchange Notes pursuant to the Exchange Offer should not be a taxable exchange for United States federal income tax purposes. Accordingly, a holder should have the same adjusted issue price, adjusted basis and holding period in the Exchange Notes as it had in the Old Notes immediately before the exchange.

STATED INTEREST

     The Exchange Notes will be issued without original issue discount. Stated interest on the Old Notes and Existing Notes will be includable in the holder's income under such holder's method of accounting.

     The Company will annually furnish to certain record holders of Exchange Notes and to the IRS information with respect to qualified stated interest paid during the calendar year as may be required under applicable regulations.

BOND PREMIUM

     Generally, if the Exchange Notes are purchased, or if the Old Notes were purchased, for an amount in excess of the amount payable at the maturity date (or a call date, if appropriate) of the Exchange Notes, such excess will constitute amortizable bond premium that the holder may elect to amortize under the constant interest method over the period from the date of acquisition to the date of maturity (or until an earlier call date). If bond premium is amortized, the amount required to be included in the holder's income each year with respect to interest on the Note will be reduced by the amount of amortizable bond premium allocable to such year. An election to amortize bond premium is available only if the Exchange Notes are held as capital assets. This election is revocable only with the consent of the IRS and applies to all obligations owned or subsequently acquired by the holder. To the extent the excess is deducted as amortizable bond premium, the holder's adjusted tax basis in the Exchange Notes will be reduced.

MARKET DISCOUNT ON THE EXCHANGE NOTES

     To the extent a holder had market discount with respect to an Old Note, the holder generally will have market discount with respect to an Exchange Note. Any principal payment or gain realized by a holder on disposition or retirement of an Exchange Note will be treated as ordinary income to the extent that there is accrued market discount on the Exchange Note. Unless a holder elects to accrue under a constant-interest method, accrued market discount is the total market discount multiplied by a fraction, the numerator of which is the number of days the holder has held the obligation and the denominator of which is the number of days from the date the holder acquired the obligation under its maturity. A holder may be required to defer a portion of its interest deductions for the taxable year attributable to any indebtedness incurred or continued to purchase or carry an Exchange Note purchased with market discount. Any such deferred interest expense would not exceed the market discount that accrues during such taxable year and is, in general, allowed as a deduction not later than the year in which such market discount is includable in income. If the holder elects to include market discount in income currently as it accrues on all market discount instruments acquired by the holder in that taxable year or thereafter, the interest deferral rule described above will not apply.

SALE, EXCHANGE OR RETIREMENT OF THE EXCHANGE NOTES

     Upon the sale, exchange or retirement of an Exchange Note, the holder generally will recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (which does not include any amount attributable to accrued but unpaid interest) and the holder's adjusted tax basis in the Exchange Note.

     A holder's adjusted tax basis in an Exchange Note will generally equal the holder's adjusted basis for the Old Note exchanged therefor increased by any market discount previously included in income by such holder with respect to such Exchange Note and decreased by any payments received thereon that are not qualified stated interest and the amount of any amortizable bond premium applied to reduce interest on the Exchange Note.

     Gain or loss realized on the sale, exchange or retirement of an Exchange Note will be capital gain or loss (subject to the market discount rules, discussed above), and will be long-term if, at the time of sale, exchange or retirement, the Exchange Note has been held or deemed held for more than one year. On August 5, 1997, legislation was enacted which, among other things, reduces to 20% the maximum rate of tax on long-term capital gains on most capital assets held by an individual for more than 18 months, and under which gain on most capital assets held by an individual more than one year and up to 18 months is subject to tax at a maximum rate of 28%. Holders are urged to consult their tax advisor with respects to the effects of legislation. The deductibility of capital losses is subject to limitations.

BACKUP WITHHOLDING

     The backup withholding rules require a payor to deduct and withhold a tax if (a) the payee fails to furnish a taxpayer identification number ("TIN") to the payor, (b) the IRS notifies the payor that the TIN furnished by the payee is incorrect, (c) the payee has failed to report properly the receipt of "reportable payments" and the IRS has notified the payor that withholding is required, or (d) there has been a failure of the payee to certify under the penalty of perjury that a payee is not subject to withholding under Section 3405 of the Code. As a result, if any one of the events discussed above occurs with respect to a holder of Notes, the Company, its paying agent or other withholding agent will be required to withhold a tax equal to 31% of any "reportable payment" made in connection with the Notes of such holder. A "reportable payment" includes, among other things, amounts paid in respect of interest or original issue discount and amounts paid through brokers in retirement of securities. Any amounts withheld from a payment to a holder under the backup withholding rules will be allowed as a refund or credit against such holder's federal income tax, provided, that the required information is furnished to the IRS. Certain holders (including, among others, corporations and certain tax-exempt organizations) are not subject to the backup withholding rules.

     THE FOREGOING DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH HOLDER OF THE OLD NOTES AND EACH PROSPECTIVE HOLDER AND, SUBSEQUENT TO THE EXCHANGE OFFER, EACH HOLDER, OF EXCHANGE NOTES SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO SUCH HOLDER OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE EXCHANGE NOTES INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer may be a statutory underwriter and must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale for a period of 180 days after the Registration Statement is declared effective by the Commission. A broker-dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Registration Rights Agreement (including certain indemnification rights and obligations).

     The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter," within the meaning of the Securities Act. For a period of 180 days after the Registration Statement is declared effective by the Commission, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed in the Registration Rights Agreement to indemnify such broker-dealers against certain liabilities, including liabilities under the Securities Act.

                                    EXPERTS

     The validity of the issuance of the Exchange Notes offered hereby will be passed upon for the Company by Griggs & Harrison, P.C., Houston, Texas.

     The Company's Consolidated Financial Statements as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, incorporated by reference in this Prospectus and elsewhere in the Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in giving said reports. The consolidated financial statements of Brovig Supply ASA (renamed Gulf Offshore Norge AS) as of and for the six months ended December 31, 1997 and the Combined Statement of Revenues less Operating Expenses for the twelve-month period ended December 31, 1996 and for the six-month period ended June 30, 1997 appearing in the Company's Current Report on Form 8-K dated February 25, 1998, as amended on April 24, 1998, have been audited by Coopers & Lybrand ANS (PricewaterhouseCoopers DA, effective July 1, 1998), independent accountants, as set forth in their reports thereon appearing therein. Such Consolidated Financial Statements, are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company incorporates herein by reference the following documents previously filed by the Company with the Commission pursuant to the Exchange
Act:

          (a) Current Report of GulfMark Offshore, Inc. on Form 8-K dated June 23, 1998.

          (b) Current Report of GulfMark Offshore, Inc. on Form 8-K dated May 12, 1998.

          (c) Schedule 14A Proxy Statement of GulfMark Offshore, Inc. for the Annual Meeting of Stockholders on May 14, 1998.

          (d) Quarterly Report of GulfMark Offshore, Inc. on Form 10-Q for the quarter ended March 31, 1998.

          (e) Current Report of GulfMark Offshore, Inc. on Form 8-K dated February 25, 1998, as amended on April 27, 1998.

          (f) Annual Report of GulfMark Offshore, Inc. on Form 10-K for the fiscal year ended December 31, 1997.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made by this Prospectus shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing thereof. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the information that has been incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference herein unless such exhibits are specifically incorporated by reference in such information). Requests for such copies should be directed to GulfMark Offshore, Inc. at 5 Post Oak Park, Suite 1170, Houston, Texas 77027, Attention: Frank R. Pierce, Executive Vice President (713) 963-9522. In order to ensure timely delivery of such documents prior to the Expiration Date, any request should be
made by August      , 1998.

                      GLOSSARY OF SELECTED INDUSTRY TERMS

     AHTS. See Anchor Handling, Towing and Supply Vessels.

     Anchor Handling, Towing and Supply Vessels. These vessels are typically 150' to 175' in length and are used to set anchors for the rigs and to tow mobile drilling rigs and equipment from one location to another. In addition, these vessels typically can be used as supply vessels when they are not performing anchor handling and towing services.

     Bareboat Charter. A charter contract whereby the vessel is chartered without crew, stores or maintenance support, "the bare hull," for a fixed time period. The contract results in the charterer being treated as the "disponet owner" for the full duration of the charter.

     Below Deck Capacity. The capacity of the tanks located below the deck of a vessel which are used to carry various liquid and powdered products utilized in production and drilling activities such as gas oil, potable water, drilling muds and powdered cement.

     BHP. See Brake Horsepower.

     Brake Horsepower. The horsepower made available by an engine for driving machinery other than itself. It is the highest continuous horsepower output an engine develops.

     Charter. A maritime contract for the hire of a vessel.

     Classification Society. A member of the IACS (International Association of Classification Societies) generally accepted for providing classification services on behalf of governments. The societies are generally recognized as establishing that ships classified are built and maintained within certain established standards. The company has ships built under ABS (American Bureau of Shipping), DNV (Det Norske Veritas) and LR (Lloyds Register of Shipping) classification.

     Construction Support Vessels. Can be vessels used in the actual construction effort, such as pipe laying barges, or they can be specially designed vessels, such as pipe carriers, used to transport the large cargos of material and supplies required to support construction and installation of offshore platforms and pipelines.

     Crew. See Crewboats.

     Crewboats. Crewboats transport personnel and cargo to and from production platforms and rigs. Older crewboats, early 1980s built, are typically 100' to 120' ft. in length and are generally designed for speed to transport personnel. Newer crewboat designs are generally larger, 130' to 165' ft. in length, and have greater cargo carrying capacities. They are used primarily to transport cargo on a time sensitive basis.

     Day Rate. Total charter revenues divided by number of days worked.

     Deadweight Tons. A measurement of the carrying capacity of a vessel, calculated as the difference between the amount of water displaced by the unloaded vessel and that displaced by the fully loaded vessel.

     Drydocking. The process whereby a vessel is removed from the water to accomplish repairs and complete classification inspection requirements. With the exception of crewboats and vessels more than 20 years of age that are generally drydocked more frequently, drydocks are required twice during the five-year classification cycle. The time period of a drydocking differs based on type and age of vessel and extent of survey and repairs needed.

     DWT. See Deadweight Tons.

     Dynamic Positioning. An enhanced maneuvering and control system that will hold a vessel on station despite sea and weather conditions.

     Floating Production, Storage and Offloading Vessels. Vessels (typically converted crude oil tankers) configured and equipped to permit hydrocarbon production to be processed, stored and offloaded, usually to ocean going tankers for export but in some instances to local structures. These vessels are most often used in areas where no pipelines or other infrastructure exists such as deep water regions and offshore lesser-developed countries.

     FPSO. See Floating Production, Storage and Offloading Vessels.

     Full Production Horizon Contract. See Life of Field Contracts.

     KMAR 404. An AHTS Vessel design developed by the Norwegian design and construction firm Kvaerner-Maritime Engineering. The vessel is specifically designed to have high BHP and winch equipment to handle advanced semi-submersible and deepwater locations. The vessel has computer aided navigation and support systems developed in the 1990's to meet the harsh demands of the North Sea environment.

     Large Platform Supply Vessels. These PSVs are well suited for large areas with a concentration of offshore production platforms because of their large, clear after deck and below deck capacities.

     LgPSVs. See Large Platform Supply Vessels.

     Life of Field Contract. A charter, the term of which is tied to a production facility's lifespan.

     Long-term Charter. A charter with an initial term exceeding six months.

     Moon Pool. A structural modification in the hull of a vessel which provides an opening allowing direct access to the sea. Moon pools are typically used to launch and deploy ROVs or divers, or otherwise to allow entry and exit from the water with some protection from wave action.

     Oil Spill Response Vessels. Oil spill response vessels are specially equipped to respond to oil spill emergencies.

     On Deck Capacity. The amount of deck area on to which cargo can be loaded on a vessel. The on deck capacity of a vessel is restricted by the weight and dimensions of the total amount of cargo carried.

     Petrobras. See Petroleo Brasiliero S.A.

     Petroleo Brasiliero S.A. The Brazilian national oil company.

     Platform Supply Vessels. These vessels are used to serve drilling and production facilities and support offshore construction and maintenance work. They are utilized for their cargo handling capabilities, particularly their large capacity and versatility.

     PSVs. See Platform Supply Vessels.

     Rates Per Day. See Day Rate.

     Remotely Operated Vehicle. An unmanned submersible craft which is used for underwater construction, inspection and searches. It is controlled from the launching vessel by umbilical controls and is "flown" through the water by a trained technician who utilizes thrusters and cameras.

     ROV. See Remotely Operated Vehicle.

     Short-term Charter. A charter with an initial term of six months or less.

     Specialty Vessels. These vessels generally have special features to meet the requirements of specific jobs. The special features include large deck spaces, high electrical generating capacities, slow controlled speed and varied propulsion thruster configurations, extra berthing facilities and long range capabilities. These vessels are primarily used for support of FPSOs, diving operations, ROVs, survey operations and seismic data gathering, as well as well stimulation oil recovery and oil pollution control.

     SpV. See Speciality Vessels.

     Stby. See Standby Rescue Vessels.

     Standby Rescue Vessels. These vessels perform safety patrol functions for an area and are equipped for all manned locations in the UK sector of the North Sea. They typically remain on station to provide a safety backup to offshore rigs and production facilities and carry special equipment to rescue personnel, are equipped to provide first aid and shelter and, in some cases, also function as supply vessels.

     Time Charter. The hire of a fully operational ship for a specified period of time; the shipowner provides the ship with crew, stores and provisions, ready in all aspects to load cargo and proceed on a voyage.

     Utility Vessels. These vessels are typically 90' to 150' in length and are used to provide limited crew transportation, some transportation of oilfield support equipment and, in some locations, standby functions.

     Utilization. Total days for which charter hire is earned divided by calendar days in the periods adjusted for part-year availability caused by vessel additions or dispositions.

     UT 705. A supply vessel design developed by the Norwegian design and construction firm Ulstein and first constructed in 1974. The vessel was first designed to haul pipe in support of offshore pipeline construction. Post-1990 versions of this vessel have been enhanced to emphasize improved cargo handling systems and sophisticated positioning capabilities, both of which provide for high productivity and versatility in supply roles.

     UT 755. A supply vessel design developed by Norwegian design and construction firm Ulstein. Defined in the North Sea as a medium sized vessel, it fits the definition of a large supply vessel. Vessels built to this design incorporate a number of environment drilling units and North Sea platforms. The vessel has high cargo to size ratio, computer controlled pumping and delivery systems, flexibility to add additional accommodation or specialty equipment, circular product tanks for ease of cleaning, large product capacities and improved maneuvering capability to maximize effective working periods alongside installations.

------------------------------------------------------
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     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS NOT IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE INITIAL PURCHASERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE NOTES OFFERED HEREBY NOR DOES IT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE NOTES TO ANY PERSON IN ANY JURISDICTION IN WHICH IT WOULD BE UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE HEREIN OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

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                               TABLE OF CONTENTS

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Available Information.................    ii
Forward-Looking Statements............    ii
Prospectus Summary....................     1
Risk Factors..........................    14
The Company...........................    20
Use of Proceeds.......................    20
Private Placement.....................    21
Capitalization........................    21
Selected Historical Consolidated
  Financial Data......................    22
The Exchange Offer....................    24
Description of Other Indebtedness.....    33
Description of the Notes..............    35
Certain Federal Income Tax
  Considerations......................    66
Plan of Distribution..................    69
Experts...............................    69
Incorporation of Certain Documents by
  Reference...........................    70
Glossary..............................   A-1

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                                  $130,000,000
                                 EXCHANGE OFFER

                            [GULFMARK OFFSHORE LOGO]
                            GULFMARK OFFSHORE, INC.
                          8 3/4% SENIOR NOTES DUE 2008
                          ---------------------------
                                   PROSPECTUS
                                 JULY   , 1998
                          ---------------------------

------------------------------------------------------
------------------------------------------------------

                 [ALTERNATE COVER FOR MARKET-MAKING PROSPECTUS]
PROSPECTUS

                            GULFMARK OFFSHORE, INC.
                          8 3/4% SENIOR NOTES DUE 2008

                          ---------------------------

     The 8 3/4% Senior Notes due 2008 (the "Exchange Notes") of GulfMark Offshore, Inc. (the "Company") were issued in exchange for the previously outstanding Senior Notes due 2008 (the "Old Notes" and together with the Exchange Notes, the "Notes") by the Company.

     Interest on the Exchange Notes is payable semi-annually on June 1 and December 1 of each year, commencing December 1, 1998. The Exchange Notes are redeemable at the option of the Company, in whole or in part, at any time on or after June 1, 2003, at the redemption prices set forth herein, plus accrued and unpaid interest to the date of redemption. At any time prior to June 1, 2001, the Company may, at its option, redeem up to 35% of the aggregate principal amount of the Notes outstanding with the net cash proceeds of one or more Public Equity Offerings (as defined herein) at a redemption price equal to 108.75% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption; provided that at least 65% of the aggregate original principal amount of the Notes remains outstanding immediately after each such redemption. See "Description of the Notes -- Optional Redemption." In the event of a Change of Control (as defined herein), each holder of the Notes will have the right to require the Company to purchase all or any part of such holder's notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest to the date of purchase. See "Description of the Notes -- Repurchase at the Option of Holders -- Change of Control."

     The Exchange Notes are general unsecured obligations of the Company and are pari passu in right of payment with all existing and future unsecured senior Indebtedness (as defined herein) of the Company, which may include certain borrowings under the New Credit Facility (as defined herein) and senior to all future subordinated indebtedness of the Company. The Company conducts its operations solely through its Subsidiaries (as defined herein) and, accordingly, the Exchange Notes are effectively subordinated to (i) all future secured obligations of the Company to the extent of the assets securing such obligations and (ii) all existing and future indebtedness and other obligations of the Company's subsidiaries and trade payables incurred in the ordinary course of business. Under certain circumstances, the Company's payment obligations under the Exchange Notes may in the future be jointly and severally guaranteed on a senior unsecured basis by one or more of the Company's Subsidiaries. See "Description of the Notes." As of March 31, 1998, on a pro forma basis, after giving effect to the Offering (as defined herein) and the application of the net proceeds therefrom, and excluding borrowings that are available under the New Credit Facility (as defined herein), the Company (exclusive of its Subsidiaries), would have had no Indebtedness outstanding other than the Notes, and the Company's Subsidiaries would have had Indebtedness of $0.6 million outstanding. See "Prospectus Summary -- The Private Placement" and "Description of Other Indebtedness -- New Credit Facility."

     FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE EXCHANGE NOTES, SEE "RISK FACTORS," BEGINNING ON PAGE 15.
                          ---------------------------

   THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR
  ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This Prospectus has been prepared for and is to be used by Lehman Brothers Inc. in connection with offers and sales in market-making transactions of the Exchange Notes. The Company will not receive any of the proceeds of such sales. Lehman Brothers Inc. may act as a principal or agent in such transactions. The Exchange Notes may be offered in negotiated transactions or otherwise.

                          ---------------------------

                              LEHMAN BROTHERS INC.

                The date of this Prospectus is           , 1998

                 [ALTERNATE PAGE FOR MARKET-MAKING PROSPECTUS]

TRADING MARKET FOR THE EXCHANGE NOTES

     There is no existing trading market for the Exchange Notes, and there can be no assurance regarding the future development of a market for the Exchange Notes or the ability of the Holders of the Exchange Notes to sell their Exchange Notes or the price at which such Holders may be able to sell their Exchange Notes. If such market were to develop, the Exchange Notes could trade at prices that may be higher or lower than their initial offering price depending on many factors, including prevailing interest rates, the Company's operating results and the market for similar securities. Although it is not obligated to do so, Lehman Brothers Inc. intends to make a market in the Exchange Notes. Any such market-making activity may be discontinued at any time, for any reason, without notice at the sole discretion of Lehman Brothers Inc. No assurance can be given as to the liquidity of or the trading market for the Exchange Notes.

     Lehman Brothers Inc. may be deemed to be an affiliate of the Company and, as such, may be required to deliver a prospectus in connection with its market-making activities in the Exchange Notes. The Company has agreed to maintain an effective registration statement that would allow Lehman Brothers Inc. to engage in market-making transactions in the Exchange Notes for a period of two years from the date of effectiveness of the Registration Statement of which this Prospectus is a part. Thereafter, the Company may, but is not required to, maintain the effectiveness of such registration statement to enable Lehman Brothers Inc. to deliver a prospectus in connection with market-making transactions in the Exchange Notes. If such registration statement ceases to remain effective or ceases to contain the current information required therein, Lehman Brothers Inc. may be precluded from continuing to engage in market-making transactions in the Exchange Notes, which could adversely affect the market for the Exchange Notes. The Company has agreed to bear substantially all the costs and expenses related to such registration statement.

                 [ALTERNATE PAGE FOR MARKET-MAKING PROSPECTUS]

USE OF PROCEEDS

     This Prospectus is delivered in connection with the sale of the Exchange Notes by Lehman Brothers Inc. in market-making transactions. The Company will not receive any of the proceeds from such transactions.

                 [ALTERNATE PAGE FOR MARKET-MAKING PROSPECTUS]
                             SELLING SECURITYHOLDER

     This Prospectus has been prepared for and is to be used by Lehman Brothers Inc. in connection with offers and sales of the Exchange Notes in market-making transactions (including Exchange Notes received in exchange for Old Notes acquired by Lehman Brothers Inc. in market-making transactions). As of the date of this Prospectus, Lehman Brothers Inc. owned $13.6 million aggregate principal amount of Exchange Notes, which were received in the Exchange Offer in exchange for an equivalent amount of Old Notes originally acquired in market-making transactions. Because Lehman Brothers Inc. may sell all or a portion of such Exchange Notes pursuant to this Prospectus, and because this Prospectus may be used by Lehman Brothers Inc. in connection with future offers and sales of Exchange Notes in market-making transactions effected from time to time, no estimate can be given as to the number and percentage of Exchange Notes that will be held by Lehman Brothers Inc. upon termination of any such sales.

     Affiliates of Lehman Brothers Inc. currently own approximately 25.5% of the Company's Common Stock. David J. Butters, Chairman of the Board of Directors of the Company, and Robert B. Millard, a Director of the Company, are Managing Directors of Lehman Brothers Inc. The address of Lehman Brothers Inc. is 3 World Financial Center, New York, New York 10285.

                 [ALTERNATE PAGE FOR MARKET-MAKING PROSPECTUS]
                              PLAN OF DISTRIBUTION

     This Prospectus is to be used by Lehman Brothers Inc. in connection with offers and sales of the Exchange Notes in market-making transactions effected from time to time. Lehman Brothers Inc. may act as a principal or agent in such transactions, including as agent for the counterparty when acting as principal or as agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties when it acts as agent for both. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices.

     Affiliates of Lehman Brothers Inc. currently own approximately 25.5% of the Company's Common Stock. David J. Butters, Chairman of the Board of Directors of the Company, and Robert B. Millard, a Director of the Company, are Managing Directors of Lehman Brothers Inc. Lehman Brothers Inc. has informed the Company that it does not intend to confirm sales of the Exchange Notes to any accounts over which it exercises discretionary authority without the prior specific written approval of such transactions by the customer.

     The Company has been advised by Lehman Brothers Inc. that, subject to applicable laws and regulations, Lehman Brothers Inc. currently intends to make a market in the Exchange Notes following completion of the Exchange Offer. However, Lehman Brothers Inc. is not obligated to do so and any such market-making may be interrupted or discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. There can be no assurance that an active trading market will develop or be sustained. See "Risk Factors -- Trading Market for the Exchange Notes."

     Lehman Brothers Inc. has provided investment banking, financial advisory and other services to the Company in the past and may provide such services to the Company in the future. Lehman Brothers Inc. acted as a purchaser in connection with the initial sale of the Notes and received an underwriting discount of approximately $1.95 million in connection therewith.

     Lehman Brothers Inc. and the Company have entered into an agreement with respect to the use by Lehman Brothers Inc. of this Prospectus. Pursuant to such agreement, the Company agreed to bear all registration expenses incurred under such agreement, and the Company agreed to indemnify Lehman Brothers Inc. against certain liabilities, including liabilities under the Securities Act.

            [ALTERNATE BACK COVER PAGE FOR MARKET-MAKING PROSPECTUS]

------------------------------------------------------
------------------------------------------------------

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE INITIAL PURCHASERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE NOTES OFFERED HEREBY NOR DOES IT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE NOTES TO ANY PERSON IN ANY JURISDICTION IN WHICH IT WOULD BE UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE HEREIN OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                               ------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Available Information.................    ii
Forward-Looking Statements............    ii
Prospectus Summary....................     1
Risk Factors..........................    14
The Company...........................    20
Use of Proceeds.......................    20
Capitalization........................    21
Selected Historical Consolidated
  Financial Data......................    22
Description of Other Indebtedness.....    24
Description of the Notes..............    26
Selling Securityholder................    57
Plan of Distribution..................    58
Experts...............................    58
Incorporation of Certain Documents by
  Reference...........................    59
Glossary..............................   A-1

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                            [GULFMARK OFFSHORE LOGO]
                            GULFMARK OFFSHORE, INC.
                          8 3/4% SENIOR NOTES DUE 2008
                          ---------------------------
                                   PROSPECTUS
                                           , 1998
                          ---------------------------
                              LEHMAN BROTHERS INC.
------------------------------------------------------
------------------------------------------------------

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  General

     Article Eighth of the Company's Certificate of Incorporation, as amended ("Article Eighth") requires the Company to indemnify its directors, officers and certain other individuals to the full extent permitted by the Delaware General Corporation Law ("Delaware GCL") or other applicable laws and allows the Company to enter into agreements with any person to provide greater or different indemnification than that provided in Article Eighth or the Delaware GCL.

     Article Ninth of the Company's Certificate of Incorporation ("Article Ninth") limits the personal liability of the Company's directors to the Company or its shareholders to the full extent permitted by the Delaware GCL, which currently permits directors to be protected from monetary damages for breach of their fiduciary duty of care. This limitation has no effect on claims arising under the federal securities laws.

  Indemnification and Insurance

     Under the Delaware GCL, directors and officers as well as other employees and individuals may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation such as a derivative action) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of actions by or in the right of the corporation, except that indemnification extends only to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action, and the Delaware GCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

     Article Eighth provides that each person who is or was or had agreed to become a director or officer of the Company, and each such person who is or was serving or who had agreed to serve at the request of the Board of Directors or an officer of the Company as an employee or agent of the Company, or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person) shall be indemnified by the Company to the full extent permitted by the Delaware GCL or any other applicable laws as presently or hereafter in effect. Under Article Eighth, subject to the limitations on indemnification imposed by the Delaware GCL, a large award against an officer or director or other appropriate individual could be paid by the Company, which could materially reduce the assets of the Company.

     Article Eighth provides that, without limiting the generality or effect of the foregoing, the Company may enter into one or more agreements with any person which provide for indemnification greater or different than that provided in Article Eighth. Finally, Article Eighth and Article Ninth each provide that any repeal or modification of such article shall not adversely affect any right or protection existing thereunder immediately prior to such repeal or modification.

     At present there is no pending litigation or proceeding involving a director or officer of the Company in which indemnification would be required or permitted by the indemnification agreements. The Board of Directors is not aware of any threatened litigation or proceeding which may result in a claim for indemnification under any such indemnification agreement.

  Elimination of Liability in Certain Circumstances

     Under the Delaware GCL, Article Ninth protects the Company's directors against monetary damages for breaches of their duty of care, except as set forth below. The inclusion of Article Ninth in the Company's

Certificate of Incorporation means that the Company and its shareholders forego the ability to bring a cause of action against a director for monetary damages for certain breaches of fiduciary duty, including actions in connection with proposals for the acquisition of control of the Company. Directors remain liable for breaches of their duty of loyalty to the Company and its shareholders, as well as acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law and transactions from which a director derives improper personal benefit. Also, Article Ninth does not eliminate director liability under Section 174 of the Delaware GCL, which makes directors personally liable for unlawful dividends or unlawful stock repurchases or redemptions and expressly sets forth a negligence standard with respect to such liability.

     Although Article Ninth provides directors with protection from awards of monetary damages for breaches of the duty of care, it does not eliminate the directors' duty of care. Accordingly, Article Ninth has no effect on the availability of equitable remedies such as an injunction or rescission based upon a director's breach of the duty of care. The provisions of Article Ninth which eliminate liability as described above applies to officers of the Company only if they are directors of the Company and are acting in their capacity as directors, and does not apply to officers of the Company who are not directors.

     The Purchase Agreement dated as of June 2, 1998 between the Company and the Initial Purchasers contains reciprocal agreements of indemnity between the Company and the Initial Purchasers as to certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"), and in certain circumstances provides for indemnification of the Company's directors and officers.

     The Registration Rights Agreement dated as of June 8, 1998 between the Company and the Initial Purchasers contains reciprocal agreements of indemnity between the Company and Holders as to certain liabilities, including liabilities under the Securities Act, and in certain circumstances provides for indemnification of the Company's directors and officers.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
           3.1           -- Certificate of Incorporation of the Company (incorporated by reference to Exhibit No. 3.1 to the Registration
                            Statement on Form S-4 No. 333-24141).
           3.2           -- Certificate of Amendment to Certificate of Incorporation
                            of the Company (incorporated by reference to Exhibit No.
                            3.2 to the Registration Statement on Form S-4 No.
                            333-24141).
           3.3           -- By-laws of the Company (incorporated by reference to
                            Exhibit No. 3.3 to the Registration Statement on Form S-4
                            No. 333-24141).
           4.1           -- See Exhibit Nos. 3.1 and 3.2 for provisions of the
                            Certificate of Incorporation and By-laws of the Company
                            defining the rights of the holders of Common Stock.
           4.2           -- Specimen Certificate for the Company's Common Stock,
                            $0.01 par value (incorporated by reference to Exhibit 4.2
                            to the Registration Statement on Form S-1 No. 33-31139).
          *4.3           -- Indenture dated as of June 8, 1998 among the Company, as
                            Issuer, and State Street Bank and Trust Company, as
                            Trustee, including a Form of the Company's 8 3/4% Senior
                            Notes due 2008.
          *4.4           -- Registration Rights Agreement dated as of June 8, 1998
                            among the Company, Lehman Brothers, Chase Securities
                            Inc., Jefferies & Company, Inc. and the Robinson-Humphrey
                            Company.
          *5.1           -- Opinion of Griggs & Harrison, P.C.
         *12.1           -- Statement re Computation of Ratio of Earnings to Fixed
                            Charges.
          23.1           -- Consent of Griggs & Harrison, P.C. (included in Exhibit
                            5.1).

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
         *23.2           -- Consent of Arthur Andersen LLP.
         *23.3           -- Consent of Coopers and Lybrand ANS
                            (PricewaterhouseCoopers DA, effective July 1, 1998).
          24.1           -- Power of Attorney (contained on page II-5).
         *25.1           -- Statement of Eligibility of State Street Bank and Trust
                            Company dated July 3, 1998.
         *99.1           -- Form of Letter of Transmittal.

---------------

* Filed herewith.

     (b) Financial Statement Schedules

     The following financial statement schedules are included in Part II of the Registration Statement:

          None

     All other schedules are omitted because they are inapplicable or the requested information is shown in the financial statements or noted therein.

ITEM 22. UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on July 20, 1998.

                                            GULFMARK OFFSHORE, INC.

                                            By:     /s/ FRANK R. PIERCE

                                              ----------------------------------
                                              Frank R. Pierce
                                              Executive Vice President and Chief
                                                Financial Officer (Principal
                                                Financial Officer)

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Frank R. Pierce, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments pursuant to Rule 462(b) of the Securities Act) to this Registration Statement, and to file the same and all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                   TITLE                     DATE
                      ---------                                   -----                     ----
                /s/ BRUCE A. STREETER                  President, Chief Operating      July 20, 1998
-----------------------------------------------------    Officer and Director
                  Bruce A. Streeter                      (Principal Executive
                                                         Officer)

                 /s/ FRANK R. PIERCE                   Executive Vice President and    July 20, 1998
-----------------------------------------------------    Chief Financial Officer
                   Frank R. Pierce                       (Principal Financial
                                                         Officer)

                /s/ KEVIN D. MITCHELL                  Controller                      July 20, 1998
-----------------------------------------------------    (Principal Accounting
                  Kevin D. Mitchell                      Officer)

                /s/ DAVID J. BUTTERS                   Director and Chairman of the    July 20, 1998
-----------------------------------------------------    Board
                  David J. Butters

                 /s/ NORMAN G. COHEN                   Director                        July 20, 1998
-----------------------------------------------------
                   Norman G. Cohen

                      SIGNATURE                                   TITLE                     DATE
                      ---------                                   -----                     ----
                /s/ MARSHALL A. CROWE                  Director                        July 20, 1998
-----------------------------------------------------
                  Marshall A. Crowe

              /s/ LOUIS S. GIMBEL, 3RD                 Director                        July 20, 1998
-----------------------------------------------------
                Louis S. Gimbel, 3rd

                /s/ ROBERT B. MILLARD                  Director                        July 20, 1998
-----------------------------------------------------
                  Robert B. Millard

                                 EXHIBIT INDEX

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
           3.1           -- Certificate of Incorporation of the Company (incorporated by reference to Exhibit No. 3.1 to the Registration
                            Statement on Form S-4 No. 333-24141).
           3.2           -- Certificate of Amendment to Certificate of Incorporation
                            of the Company (incorporated by reference to Exhibit No.
                            3.2 to the Registration Statement on Form S-4 No.
                            333-24141).
           3.3           -- By-laws of the Company (incorporated by reference to
                            Exhibit No. 3.3 to the Registration Statement on Form S-4
                            No. 333-24141).
           4.1           -- See Exhibit Nos. 3.1 and 3.2 for provisions of the
                            Certificate of Incorporation and By-laws of the Company
                            defining the rights of the holders of Common Stock.
           4.2           -- Specimen Certificate for the Company's Common Stock,
                            $0.01 par value (incorporated by reference to Exhibit 4.2
                            to the Registration Statement on Form S-1 No. 33-31139).
          *4.3           -- Indenture dated as of June 8, 1998 among the Company, as
                            Issuer, and State Street Bank and Trust Company, as
                            Trustee, including a Form of the Company's 8 3/4% Senior
                            Notes due 2008.
          *4.4           -- Registration Rights Agreement dated as of June 8, 1998
                            among the Company, Lehman Brothers, Chase Securities
                            Inc., Jefferies & Company, Inc. and the Robinson-Humphrey
                            Company.
          *5.1           -- Opinion of Griggs & Harrison, P.C.
         *12.1           -- Statement re Computation of Ratio of Earnings to Fixed
                            Charges.
          23.1           -- Consent of Griggs & Harrison, P.C. (included in Exhibit
                            5.1).
         *23.2           -- Consent of Arthur Andersen LLP.
         *23.3           -- Consent of Coopers and Lybrand ANS
                            (PricewaterhouseCoopers DA, effective July 1, 1998).
          24.1           -- Power of Attorney (contained on page II-5).
         *25.1           -- Statement of Eligibility of State Street Bank and Trust
                            Company dated July 3, 1998.
         *99.1           -- Form of Letter of Transmittal.

---------------

* Filed herewith.